Exhibit 10.4

Petroleum Contract
by and between
China National Petroleum Corporation
and
Global Oil Corporation
for
Development and Production
of
the Moliqing Oil Field
of
Jilin Oil fields
the People’s Republic of China
Beijing China
September 25th, 1998

Contents

Preamble

Article 1 Definitions

Article 2 Objective of the Contract

Article 3 Contract Area

Article 4 Contract Term

Article 5 Relinquishment of Contract Area

Article 6 Minimum Pilot Test Work Commitment and Expected Minimum Pilot Test Expenditures

Article 7 Management Organization and Its Functions

Article 8 Operator

Article 9 Assistance Provided by CNPC

Article 10 Work Program and Budget

Article 11 Preparation of the Overall Development Program

Article 12 Financing and Cost Recovery

Article 13 Crude Oil Production and Allocation

Article 14 Quality, Quantity, Price and Destination of Crude Oil

Article 15 Preference to the Employment of Chinese Personnel, Goods and Services

Article 16 Training of Chinese Personnel and Transfer of Technology

Article 17 Ownership of Assets and Data

Article 18 Associated Natural Gas

Article 19 Accounting, Auditing and Personnel Costs

Article 20 Taxation

Article 21 Insurance

Article 22 Confidentiality

Article 23 Assignment

Article 24 Environmental Protection and Safety

Article 25 Force Majeure

Article 26 Consultation and Arbitration

Article 27 Effectiveness and Termination of the Contract

Article 28 The Applicable Law

Article 29 Language of the Contract and Working Language

Article 30 Miscellaneous

Annexes

Annex I Geographical Location and Coordinates of Connecting Points of the Boundary Lines of the Contract Area

Annex II Accounting Procedure

Annex III Personnel Costs

Annex IV Training of Chinese Personnel and Transfer of Technology

Annex V Data Control

Preamble
This Contract is entered into in Beijing on this 25th day of September 1998 by and between CHINA NATIONAL PETROLEUM CORPORATION (hereafter abbreviated as “CNPC”), a company organized and existing under the laws of the People’s Republic of China, having its headquarters domiciled in Beijing, the People’s Republic of China as one part;
and
GLOBAL OIL CORPORATION, a company organized and existing under the laws of Bahamas, having its headquarters domiciled in Perth, Australia (hereinafter referred to as the “Foreign Contractor”) as the other part.
Witnesseth
WHEREAS, all Petroleum resources under the territory, internal waters, territorial sea, and continental shelf of the People’s Republic of China and within the limits of national jurisdiction of the People’s Republic of China are owned by the People’s Republic of China;
WHEREAS, CNPC shall be responsible for business matters in respect of the exploitation of land Petroleum resources in cooperation with foreign enterprises, and for negotiating, entering into and implementing Contracts for the exploitation of land Petroleum resources in cooperation with foreign enterprises and to have the exclusive right to explore for, develop and produce the Petroleum in cooperation with foreign enterprises in areas approved by the State Council for exploitation of land Petroleum resources in cooperation with foreign enterprises in accordance with the “Regulations of the People’s Republic of China Concerning the Exploitation of Onshore Petroleum Resources in Cooperation with Foreign Enterprises” (hereafter referred to as the “Petroleum Regulations”), promulgated by the State Council of the People’s Republic of China on Oct. 7th, 1993;
WHEREAS, CNPC has performed exploration work and has had commercial discovery in the Contract Area; and
WHEREAS, the Contractor desires and agrees to provide funds, and apply its appropriate and advanced technology and managerial experience to cooperate with CNPC for the development and production of Petroleum resources within the Contract Area and agrees to be subject to the laws, decrees, and other rules and regulations of the People’s Republic of China in the implementation of the Contract.
NOW, THEREFORE, IT IS MUTUALLY AGRIEED as hereafter set forth:

Article 1
Definitions
The following words and terms used in the Contract shall have, unless otherwise specified herein, the following meanings:
1.1	“Affiliate” means in respect of the Contractor:
(a)	any entity in which any company comprising Contractor directly or indirectly holds fifty percent (50%) or more of the voting rights carried by its share capital; or
(b)	any entity which directly or indirectly holds fifty percent (50%) or more of the aforesaid voting rights of any company comprising the Contractor; or
(c)	any other entity whose aforesaid voting rights are held by an entity mentioned in (b) above in an amount of fifty percent (50%) or more.
“Affiliate” means, in respect of CNPC, any subsidiary, branch, or regional corporation of CNPC and any entity in which CNPC directly or indirectly holds fifty percent (50%) or more of the voting rights carried by its share capital.
1.2	“Annual Gross Production of Crude Oil” means the total amount of Crude Oil produced from the Oil Field within the Contract Area considered separately in each Calendar Year, less the amount of Crude Oil used for Petroleum Operations and the amount of losses, which is saved and measured by a measuring device at the Delivery Point as specified in Article 14.2.1 hereof
1.3	“Annual Gross Production of Natural Gas” means the total amount of Natural Gas produced from the Oil Field within the Contract Area considered separately in each Calendar Year, less the amount of Natural Gas used for Petroleum Operations and the amount of losses, which is saved and measured by a measuring device at the Delivery Point as specified in Article 14.2.1 hereof
1.4	“Associated Natural Gas” means all gaseous hydrocarbons produced in association with Crude Oil from oil reservoirs, including residue gas remaining after the extraction of liquid hydrocarbons therefrom.
1.5	“Calendar Quarter” means a period of three (3) consecutive Gregorian months under the Gregorian Calendar, beginning on the first day of January, the first day of April, the first day of July, or the first day of October.
1.6	“Calendar Year” means a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, beginning on the first day of January and ending on the thirty-first day of December in the same year.

1.7	“Chinese Personnel” means any citizen of the People’s Republic of China, including CNPC personnel and Chinese citizens employed by the Contractor and/or the Subcontractor(s), involved in Petroleum Operations under the Contract.
1.8	“Contractor” means the Foreign Contractor specified in the Preamble hereto, including assignee(s) in accordance with Article 23 hereof
1.9	“Contract Area” means a surface area demarcated with geographic coordinates for the cooperative exploitation of Petroleum resources, and in the Contract, means the surface area stipulated in Article 3.1 hereof
1.10	“Contract Year” means a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, within the term of the Contract, beginning on the Date of Commencement of the Implementation of the Contract or any anniversary thereof
1.11	“Crude Oil” means solid and liquid hydrocarbons in their natural state, including any liquid hydrocarbons extracted from Natural Gas but excluding liquefied methane (CH4).
1.12	“Date of Commencement of Commercial Production” means the date of commencement of the production period for Crude Oil and/or Natural Gas from the Oil Field announced by JMC in accordance with the provisions of Article 7.2.6 hereof when the aggregate amount of Crude Oil produced from the Oil Field from the date of submission of the Overall Development Program to CNPC for approval has reached 30,000 tonnes and after approval by CNPC.
1.13	“Date of Commencement of Implementation of the Contract” means the first day of the month following the month in which the Contractor has received the notification from CNPC of the approval of the Contract by the Ministry of Foreign Trade and Economic Cooperation of the People’s Republic of China.
1.14	“Delivery Point” means a point or points agreed upon by the Parties for the delivery of Petroleum located within or outside the Contract Area and specified in the Overall Development Program.
1.15	“Department or Unit” means the department or unit that is authorized by the State Council of the People’s Republic of China to be responsible for administration of the Petroleum industry of the People’s Republic of China.
1.16	“Development Area” means a portion of the Contract Area covering the Oil Field which has been designated for development, and delineated as such in the Overall Development Program approved by the Department or Unit. The Development Area shall automatically cease to be in force as of the date of approval of the Production Area by CNPC.
1.17	“Development Costs” means the expenses incurred for the design, construction and installation of the equipment and facilities within the Contract Area and drilling of the development wells, including all costs and expenses incurred in or in relation to the conduct and administration of Development Operation and properly chargeable to the Joint Account under the provisions of Article 5.2 of the Accounting Procedures set forth in Annex H to this Contract.
1.18	“Development Operations” means operations carried out for the realization of Petroleum production from the date of approval of the Overall Development Program for the Oil Field by the Department or Unit, including design, construction, installation, drilling, and the related research work as well as production activities carried out before the Date of Commencement of Commercial Production.
1.19	“Development Well” means a well drilled after the date of approval of the Overall Development Program for the Oil Field for the purpose of producing Petroleum, increasing production or accelerating extraction of Petroleum, including production wells, injection wells and dry holes.
1.20	“Expatriate Employee” means any person employed by the Contractor, Subcontractor(s), or CNPC who is not a citizen of the People’s Republic of China. Overseas Chinese Who reside abroad and have the nationality of the People’s Republic of China and other Chinese abroad, when they are employed by the Contractor, Subcontractor(s) or CNPC, shall also be deemed to be Expatriate Employees within the scope of the Contract.
1.21	“Natural Gas” means Non-associated Natural Gas and Associated Natural Gas in their natural state.
1.22	“Oil Field” means an accumulation of Petroleum within the Contract Area composed of one or several overlapping oil-bearing zones, within one trap or within associated traps of the same independent geological structure, which may or may not be complicated by faulting, and which has been determined to be of commercial value.
1.23	“Oil Field Straddling a Boundary” means the Oil Field extending from the Contract Area to one or more other contract areas and/or areas in respect of which no Petroleum contracts have been signed.
1.24	“Operator” means the entity responsible for the performance of the Petroleum Operations under the Contract.
1.25	“Operating Costs” means all costs and expenses incurred in or in relation to the conduct and administration of Production Operations and properly chargeable to the Joint Account under the provisions of Article 5.2 of the Accounting Procedure set forth in Annex II to this Contract.
1.26	“Overall Development Program” means a plan prepared by the Contractor for the development of the Oil Field which has been reviewed and adopted by JMC, confirmed by CNPC and approved by the Department or Unit, and such plan shall include, but shall not be limited to, recoverable reserves, the Development Well pattern, master design, production profile, economic analysis and time schedule of the Development Operations, maximum efficient rate (MER) determined in accordance with international petroleum industry practice, the estimated duration of the production period, delivery point(s) and utilization program for Associated Natural Gas, etc.

1.27	“Parties” means CNPC and the Contractor.

1.28	“Party” means either of the Parties.
1.29	“Petroleum” means Crude Oil and Natural Gas deposited in the subsurface and being extracted or already extracted, including any valuable non-hydrocarbon substances produced in association with Crude Oil and/or Natural Gas separated or extracted therefrom.
1.30	“Petroleum Operations” means the Pilot Test Operations, the Development Operations, the Production Operations, and other activities related to these Operations tarried out under the Contract.
1.31	“Pilot Test Area” means the surface area within the Contract Area where Pilot Test Operations are conducted in accordance with Article 3.2 hereof.
1.32	“Pilot Test Costs” means the expenses incurred for the completion of the Pilot Test Operations and the activities related to the Pilot Test Operations, including the evaluations on the detailed development geology of the reservoir(s) or pay zone(s) and the reservoir engineering within the Contract Area, and the expenses incurred for preparation and application for approval of the Overall Development Program and including all costs and expenses incurred in or in relation to the conduct and administration of the Pilot Test Operations and properly chargeable to the Joint Account under the provisions of Article 5.2 of the Accounting Procedure set forth in Annex II to this Contract.
1.33	“Pilot Test Operations” means studies and operations conducted for the purpose of determining the economic efficiency for the reservoir(s) or pay zone(s) within the Contract Area and production activities conducted within the Pilot Test Area, including side tracking, recompletion, stimulation and injectivity test, well group pilot displacement test and evaluation on development geology of the reservoir(s) or pay zone(s) and reservoir engineering within the Contract Area.
1.34	“Production Area” means a surface area within the Development Area for the purpose of the performance of the Production Operations within the said Development Area after completion of the Development Operations. The Production Area proposed by the Operator and demarcated by JMC shall be submitted to CNPC for approval before the Date of Commencement of Commercial Production.
1.35	“Production Operations” means operations and all activities related thereto carried out for Petroleum production of the Oil Field in the Contract Area from the Date of Commencement of Commercial Production, such as extraction, injection, stimulation, treatment, storage, transportation and lifting, etc.

1.36	“Production Year” means in respect of the Oil Field, a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, beginning on the Date of Commencement of Commercial Production of such Oil Field or any anniversary thereof
1.37	“Subcontractor” means an entity, which provides the Operator with goods or services for the purpose of the Contract.
1.38	“Third Party” means any individual or entity except CNPC, the Contractor and any of their Affiliates.
1.39	“Work Program” means all types of plans formulated for the performance of the Petroleum Operations, including plans for development and production.

Article 2
Objective of the Contract
2.1	The objective of the Contract is to develop the Petroleum discovery with proved commercial value within the Contract Area and to produce the Petroleum.
2.2	The Contractor shall apply its appropriate and advanced technology and managerial experience and assign its competent experts to perform the Petroleum Operations.
2.3	During the performance of the Petroleum Operations, the Contractor shall transfer its technology to the Chinese Personnel and train them in accordance with Article 16 hereof and Annex IV — Training of Chinese Personnel and Transfer of Technology.
2.4	The Contractor shall bear all the costs required for the Pilot Test Operations. If the Contractor opts to enter into development period, the Contractor shall bear all the costs required for the Development Operations.
2.5	The Petroleum produced from the Oil Field within the Contract Area shall within the term of the Contract be allocated in accordance with Articles 13 and/or 18 hereof.
2.6	Nothing contained in the Contract shall be deemed to confer any right on the Contractor other than those rights expressly granted hereunder.

Article 3
Contract Area
3.1	The Contract Area as of the date of signature of the Contract, covers a total area of Seventy One point Five (71.5) square kilometers, as marked out by the geographic location and the coordinates of the connecting points of the boundary lines shown on Annex I attached hereto.
During the term of this Contract the Contractor shall have the exclusive right under and in accordance with the provisions of this Contract to cooperate with CNPC to develop the Oil Field and to produce Petroleum from all known reservoirs and oil bearing zones from the surface to the base Tertiary.
3.2	The Pilot Test Area shall be the area specified as such in the Pilot Test Program referred to in Article 6.
Any change in the Pilot Test Area shall be proposed by the Contractor, adopted by JMC through discussions and determined upon CNPC’s approval. During the pilot test period no drilling activities shall be undertaken on any part of the Contract Area outside the Pilot Test Area and CNPC shall hold such area for the Contractor until the expiration of the pilot test period.
Within the development period and production period as specified in Article 4.4 and Article 4.5 hereof, the Development and the Production Area shall be reduced in accordance with Article 5 under this Contract.
3.3	In respect of cooperative exploration, development and production for unknown and/or newly-discovered reservoir(s) or pay zone(s), (without affecting any rights of the Contractor under Article 3.1) after the approval of the Department or Unit, the Parties shall hold friendly negotiations in accordance with the principles of the Model Contract for the Risk Exploration Blocks for the Second Round of Invitation for Bids for the Exploitation of Land Petroleum Resources of the People’s Republic of China in Cooperation with Foreign Enterprises and shall sign another petroleum contract after reaching agreement.
3.4	Except for the rights as expressly provided by the Contract, no right is granted in favor of the Contractor to the surface area, subsurface area, lake bed, stream bed and subsoil or any natural resources other than Petroleum existing therein, and any things under the surface within the Contract Area.

Article 4
Contract Term
4.1	The term of the Contract shall include a pilot test period, a development period and a production period.
4.2	The pilot test period, shall be two (2) consecutive Contract Years, beginning on the Date of Commencement of Implementation of the Contract.
4.3	Where time is insufficient to complete the evaluation work and/or the preparation and application for approval of the Overall Development Program before the expiration of the pilot test period, the pilot test period as described in Article 4.2 herein shall be extended. The period of extension shall be subject to the approval of CNPC and shall be a reasonable period of time required to complete the above-mentioned evaluation work and/or the preparation and application for approval of the Overall Development Program until the Department or Unit approves or finally rejects the Overall Development Program. The period of extension shall not exceed six (6) months unless otherwise agreed by the Parties.
4.4	The development period of the Oil Field shall begin on the date of approval by the Department or Unit of the Overall Development Program of the said Oil Field, and end on the Date of the Commencement of Commercial Production.
The Contractor shall be bound to carry out and complete the Development Operations in accordance with the time schedule and within the period for completion specified in the Overall Development Program adopted by JMC confirmed by CNPC and approved by the Department or Unit. If the Contractor breaches its obligation under this paragraph and fails to remedy such breach within one year after written notice from CNPC requiring it to do so then without prejudice to any of its other rights CNPC may require the Immediate cessation of Production Operations under this Contract.
The development period shall not include the time for carrying out additional development projects in the production period in accordance with Article 11.5 hereof
4.5	The production period of the Oil Field shall be twenty (20) consecutive Production Years beginning on the Date of Commencement of Commercial Production of the said Oil Field, unless otherwise provided in Article 4.6.1 herein or Article 25 hereof. Under such circumstances as where the construction of the Oil Field is to be conducted on a large scale, and the time span required therefor is long, or where separate production of each of the multiple oil production zones of the Oil Field is required, or under other special circumstances, the production period thereof shall, when it is necessary, be properly extended with the approval of the Department or Unit.

4.6	Suspension or abandonment of production of the Oil Field
4.6.1	Suspension of production from the Oil Field within the production period

In the event that the Parties agree to suspend temporarily production from the Oil Field, which has entered into commercial production, the Production Area covered by the Oil Field may be retained within the Contract Area. In no event shall the period of such retention exceed two (2) years and be extended beyond the date of the expiration of the production period of the Oil Field except as otherwise provided in Article 25.4 hereof The duration of the relevant period of production suspension and the arrangement for the maintenance operations during the aforesaid period of suspension shall be proposed by Operator, and shall be decided by JMC through discussion. With respect to the aforesaid Oil Field which has been suspended and retained within the Contract Area, in the event that production is restored during the period of such retention, the production period of that Oil Field shall be extended correspondingly. In the event that the Parties fail to reach an agreement on the restoration of production by the expiration of the production suspension period decided by JMC through discussion, the Party who wishes to restore production shall have the right to restore production solely. The other Party may later elect to participate in production but shall have no rights or obligations in respect of such Oil Field for the solely restored production period.

4.6.2	Abandonment of production from the Oil Field within the production period
4.6.2.1	During the production period, either Party to the Contract may propose to abandon production from the Oil Field within the Contract Area, provided, however, that prior written notice shall be given to the other Party to the Contract. The other Party shall make a response in writing within ninety (90) days from the date on which the said notice is received. If the other Party also agrees to abandon production from the said Oil Field, then the abandonment costs shall be paid by the Parties in accordance with their proportions stipulated in Article 13.2 hereof in such Oil Field. The Parties shall abandon such Oil Field in accordance with procedure agreed on by the Parties. From the date on which the abandonment is completed, the production period of such Oil Field shall be terminated.
4.6.2.2	If the Contractor notifies CNPC in writing of its decision to abandon production from the Oil Field, while CNPC decides not to abandon production from such Oil Field, then from the date on which the Contractor receives CNPC’s written response of its aforesaid decision, namely Abandonment Date, all of the Contractor’s rights and obligations under the Contract in respect of the said Oil Field, including, but not limited to, the responsibilities for payment of abandonment cost in respect of such Oil Field, shall be terminated automatically, provided that the Contractor shall not transfer to CNPC any of the Contractor’s debts, liabilities and obligations in respect of the said Oil Field. In addition, the Contractor shall undertake its debts, liabilities and obligations under the Contract prior to the Abandonment Date. From the Abandonment Date, the production period of the said Oil Field shall be terminated.
4.7	The term of Contract shall not go beyond thirty (30) consecutive Contract Years from the Date of Commencement of the Implementation of the Contract, unless otherwise stipulated hereof

Article 5
Relinquishment of the Contract Area
5.1	The Contract Area excluding the Development Area shall be relinquished on the date of approval of the Overall Development Program.
5.2	The Contract Area excluding the Production Area shall be relinquished on the Date of Commencement of Commercial Production.
5.3	Within ninety (90) days prior to date of each relinquishment of the Contract Area, the Contractor shall submit to CNPC a report on the areas to be relinquished, including a map showing the areas to be relinquished with the geographic location and the coordinates of the connecting points of the boundary lines. The final map shall be submitted to CNPC on or before the date of relinquishment.

Article 6
Minimum Pilot Test Work Commitment
and Expected Minimum Pilot Test Expenditures
6.1	The Contractor shall prepare the pilot test program within ninety (90) days after the Date of Commencement of the Implementation of the Contract, shall begin to perform the Pilot Test Operations within four (4) months after the Date of Commencement of the Implementation of the Contract and shall begin the site operation within six (6) months after the Date of Commencement of the Implementation of the Contract unless otherwise agreed by the Parties.
6.2	The Contractor shall fulfill the minimum pilot test work commitment and expected minimum pilot test expenditures in accordance with the following provisions;
6.2.1	The minimum pilot test work commitment comprises the items as follows;
(1)	Drilling of four (4) vertical wells with footage totaling eleven thousand and two hundred (11,200) meters, and each well with a footage of two thousand eight hundred (2800) meters.
(2)	Re-entry of two (2) existing wells among which four new wells and one existing well form a injection-production well group, another well is used to study the relationship between fracture and fault subject to:
•	CNPC having provided to the Contractor all reasonably required available well data in respect of all previously drilled wells in the Oil Field; and
•	The Contractor establishing to its reasonable satisfaction the existence of wells suitable for re-entry.
(3)	Reprocess some 3D seismic data subject to Work Program requirements.
(4)	Complete the evaluation on the detailed development geology and reservoir engineering for the reservoirs or pay zones to determine the optimal method. At the expiration of the pilot test period, the above mentioned appraisal reports shall be submitted to JMC.
6.2.2	Prior to the expiration of the pilot test period, if the Contractor opts to enter into development period, the Contractor shall complete formulation and application for the approval of the Overall Development Program.

6.2.3	The expected minimum pilot test expenditures shall be Four Million (4,000,000) U.S. dollars.
6.2.4	During the pilot test period, the Contractor shall complete the stipulations of Articles 6.2.1 and 6.2.3, and Article 6.2.1 shall prevail.
6.3	At the expiration of the pilot test period, the Contractor shall have the following options:
(1)	to enter into development period; or
(2)	to terminate the Contract.
6.4	If, at the expiration of the pilot test period, the actual pilot test work commitment and/or the relevant pilot test expenditures which the Contractor has fulfilled exceed the minimum pilot test work commitment and/or the pilot test expenditures stipulated in Articles 6.2.1 and 6.2.3 herein, the Contractor shall bear the excess part of the pilot test expenditures.
6.5	At the expiration of the pilot test period, if the pilot test work commitment actually fulfilled by the Contractor is less than the minimum pilot test work commitment set forth, regardless of whether the expected minimum pilot test expenditures are fulfilled or not fulfilled, whether the Contractor opts to enter into the development period under Article 6.3 (1) herein or to terminate the Contract under Article 6.3 (2) herein, the Contractor shall, within thirty (30) days from the date of the expiration of the pilot test period, pay CNPC only any unfulfilled balance of the minimum pilot test work commitment in U.S. dollars after it has been converted into a cash equivalent using the method provided in Annex II — Accounting Procedure hereto. However, if the minimum pilot test work commitment for the pilot test period is fulfilled while its expected corresponding minimum pilot test expenditures are not fulfilled, the unfulfilled part shall be deemed as a saving and shall not be paid to CNPC.

Article 7
Management Organization and Its Functions
7.1	For the purpose of the proper performance of the Petroleum Operations, the Parties shall establish a Joint Management Committee (JMC) within forty-five (45) days from the date of Commencement of the Implementation of the Contract.
7.1.1	CNPC and the Contractor shall each appoint three (3) representatives to form JMC, and each Party to the Contract shall designate one of its representatives as its chief representative. Each company comprising the Contractor may appoint one (1) representative. Either Party may replace any of its representatives, or designate another representative as its chief representative, by a written notice to the other Party. All the aforesaid representatives shall have the right to present their views on the proposals at the meetings held by JMC. When a decision is to be made on any proposal, the chief representative from each Party to the Contract shall be the spokesman on behalf of the Party he/she represents and shall have sole right to vote on behalf of that Party. At least one representative of each Party must be present to constitute a quorum for meetings of the JMC.
The chairman of JMC shall be the chief representative designated by CNPC, and the vice chairman shall be the chief representative designated by the Contractor. The chairman of JMC shall preside over meetings of JMC. In his absence, one representative present at the meeting from CNPC shall be designated to act as the chairman of the meeting. In the absence of the vice chairman of JMC, one representative present at the meeting from the Contractor shall be designated to act as the vice chairman of the meeting. The Parties may, according to need, designate a reasonable number of advisers who may attend, but shall not be entitled to vote at, JMC meetings.
7.1.2	A regular meeting of JMC shall be held in conjunction with the Daan and Miao-3 JMC meeting at least once every six (6) months and other meetings, if necessary, may be held at any time at the request of any Party to the Contract, upon giving reasonable written notice to the other Party of the date, time and location of the meeting and the items to be discussed. Minutes, documents and records shall be maintained and filed separately.
7.2	The Parties shall empower JMC to:
7.2.1	review and adopt the Work Programs and budgets proposed by the Operator and subsequent amendments thereto;
7.2.2	review and adopt the Pilot Test program and submit it to CNPC for confirmation;

7.2.3	review and adopt the appraisal reports of the development geology and reservoir engineering for the reservoirs or pay zones within the Contract Area provided by the Operator;
7.2.4	review and adopt the Overall Development Program and budget for the Oil Field and the amendments to the budget;
7.2.5	approve or confirm the following items of procurement and expenditures;
(a)	approve procurement of any item within the budget with a unit price exceeding Five Hundred Thousand U.S. dollars (U.S. $500,000) and any single purchase order of total monetary value exceeding Two Million U.S. dollars (U.S. $2,000,000);
(b)	approve a lease of equipment, or an engineering subcontract or a service Contract within the budget of a monetary value exceeding One Million U.S. dollars (U.S. $1,000,000); and
(c)	confirm excess expenditures pursuant to Article 10.2.1 hereof and the expenditures pursuant to Article 10.2.2 hereof.
7.2.6	propose and announce the Date of Commencement of Commercial Production of the Oil Field within the Contract Area;
7.2.7	determine the type and scope of information and data provided to any Third Party and Affiliate in relation to the Petroleum Operations in accordance with Article 22.5 hereof;
7.2.8	demarcate boundaries of the Development Area and the Production Area of the Oil Field;
7.2.9	review and approve the insurance program proposed by the Operator and emergency procedures on safety and environmental protection;
7.2.10	review and approve personnel training program;
7.2.11	review and approve minutes and/or resolutions of JMC meetings, and discuss, review, decide and approve other matters that have been proposed by either Party to the Contract or submitted by the expert groups pursuant to Article 7.4.2 hereof or by the Operator; and

7.2.12	review and examine matters required to be submitted to relevant authorities of the Chinese Government and/or CNPC for approval.
7.3	Decisions of JMC shall be made unanimously through consultation. All decisions made unanimously shall be deemed as formal decisions and shall be equally binding upon the Parties. When matters upon which agreement cannot be reached arise, the Parties may convene another meeting in an attempt to find a new solution thereto based on the principle of mutual benefit.
If it is considered by the chairman and/or the vice chairman or their nominees that a matter requires urgent handling or may be decided without convening a meeting, JMC may make decisions through telexes, facsimiles or the circulation of documents.
7.4	JMC shall establish the following subordinate bodies:
7.4.1	Secretariat

The secretariat shall be a permanent organization consisting of two (2) secretaries. One secretary shall be appointed by each of the Parties. The secretaries shall not be members of JMC, but may attend meetings of JMC as observers. The duties of the secretariat are as follows;
(a)	to keep minutes of meetings;
(b)	to prepare summaries of the resolutions for JMC meetings;
(c)	to draft and transmit notices of meetings; and
(d)	to receive and transmit proposals, reports or plans, etc. submitted by the Operator and/or proposed by any Party to the Contract, that require discussion, review or approval by JMC.
7.4.2	Expert Groups

Advisory expert groups shall be established in accordance with the requirements of the Petroleum Operations in various periods. Each expert group shall consist of an equal number of CNPC Personnel and the Contractor’s employees, and, with the agreement of JMC, any other personnel. JMC shall discuss and decide upon their establishment or dissolution, size, tasks, location of their work and the appointment of their leaders in accordance with the requirements of their work. The expert groups shall have the following functions;
(a)	to discuss and study matters assigned to them by JMC and submitted by the Operator to JMC for its review and approval and any other matter assigned to them by JMC and to make constructive suggestions to JMC;

(b)	to have access to and observe and investigate the Petroleum Operations conducted by the Operator at its office and operating sites as work requires and to submit relevant reports to JMC; and

(c)	to attend meetings of JMC as observers at the request of JMC.

7.5	When one of the companies comprising the Contractor acts as the Operator, CNPC shall have the right to assign professional representatives to the Operator’s administrative and technical departments which are related to the Petroleum Operations, who may work at length together with the Operator’s staff. The Operator’s staff shall regularly discuss their work with the professional representatives of CNPC.
The professional representatives shall have access to the centers of research, design, and data processing related only to the execution of the Contract and to the operating sites to observe all the activities and study all the information with respect to the Petroleum Operations. Whether to provide such access to the aforesaid centers outside the People’s Republic of China shall be decided by JMC through discussion. If the decision is made, such access shall be arranged by the Operator and the Operator shall use all reasonable endeavors to assist the professional representatives to have access to Third Parties’ sites. The work of professional representatives of CNPC shall be arranged by the manager(s) of the departments of the Operator in which professional representative’s work.
Professional representatives of CNPC, except for the professional representatives in charge of procurement who shall undertake their functions in accordance with Article 7.6 herein, shall not interfere in the decision making on relevant matters by departmental manager(s) of the Operator. However, such professional representatives shall have the right to make proposals and comments to departmental manager(s) of the Operator or to report directly to CNPC’s representatives in JMC.
When CNPC acts as the; Operator, the Contractor may also assign professional representatives including professional representatives in charge of procurement.
7.5.1	On the principle of mutual cooperation and coordination, the Operator shall provide the professional representatives with necessary facilities and assistance to perform office work and to observe the operating sites, etc..

7.5.2	The number of professional representatives which CNPC shall have the right to assign to the Operator’s administrative and technical departments under Article 7.5 is a minimum of two (2) professional representatives. This number may be increased to a maximum of five (5) professional representatives at the discretion of the JMC.

7.5.3	This JMC will comprise the same personnel as the JMC of Daan and Miao-3 Contracts, but the personnel will hold different titles identifying the independence of the JMC in such a way as to segregate the different JMC’s at a later time as required, to be agreed by CNPC and the Operator.
7.6	When one of the companies comprising the Contractor acts as the Operator, in respect of the items listed in the procurement plan, the procedures and provisions hereunder shall be followed;

7.6.1	The procurement department of the Operator shall inform the professional representatives appointed by CNPC in charge of procurement of all the items of procurement and specifications relating thereto.
7.6.2	The Operator shall be subject to Articles 15.1 and 15.3 hereof and reach agreement through consultation with the professional representatives of CNPC in charge of procurement when preparing the procurement plan in accordance with the Work Program and budget. The professional representatives of CNPC in charge of procurement shall work out an inventory listing the equipment and materials which can be made and provided in China and a list of manufacturers, engineering and construction companies and enterprises in China which can provide services and undertake subcontracting work.
7.6.3	Unless otherwise agreed upon by the Parties, the Operator shall, in general, make procurement by means of calling for bids and shall notify at the same time manufacturers and enterprises concerned both inside and outside China, and the work of calling for bids shall be done within the territory of China.
7.6.4	When any procurement is to be made by means of calling for bids, the manufacturers and enterprises in China applying for bidding which are included in a list delivered in advance to the Operator by the professional representatives of CNPC in charge of procurement shall be invited. The professional representatives of CNPC in charge of procurement shall have the right to take part in the work of calling for bids, including examination of the list of bidders to be invited, preparing and issuing bidding documents, opening bids, evaluation of bids, and shall have the right to consult with the Operator on the determination of award of contracts and to participate in negotiations for subcontracts and services contracts.
7.6.5	With respect to the items of procurement by means other than calling for bids, the Operator and the professional representatives of CNPC in charge of procurement shall, in accordance with the provisions specified in Article 7.6.2 herein, define those items which are to be procured in the People’s Republic of China and those items which are to be procured abroad.
7.7	All salaries, costs and expenses with respect to the staff members of the Parties in the subordinate bodies of JMC, established in accordance with Article 7.4 herein, and those with respect to the professional representatives of JMC referred to in Article 7.5 herein, and those with respect to the representatives of JMC referred to in Article 7.1.1 herein shall be paid by the Operator and charged to the Pilot Test Costs, the Development Costs and Operating Costs in accordance with Annex II — Accounting Procedure hereto.
All salaries, costs and expenses with respect to the staff members of CNPC in the subordinate bodies of JMC, the professional representatives of CNPC and the CNPC representatives of JMC shall be paid by the Operator in accordance with Annex III — Personnel Costs hereto.
The Operator shall provide office facilities and administrative expenses for CNPC Personnel referred to in Article 1.2 of Annex III — Personnel Costs hereto.
7.8	The specific responsibilities and working procedures within JMC shall be discussed and determined by JMC in accordance with the relevant provisions herein.

Article 8
Operator
8.1	The Parties agree that the Contractor shall act as the Operator for the Petroleum Operations within the Contract Area, unless otherwise stipulated in Article 8.9 herein and Article 30.5 hereof
The Operator shall start to deal with the relevant matters concerning the site operation within thirty (30) days before the commencement of the Pilot Test site Operations and the relevant matters concerning the Development Operations within forty-five (45) days before the beginning of the Development Operations; and shall reach agreements with CNPC’s relevant departments respectively and jointly make corresponding arrangements.
8.2	The names, positions and resumes of the staff and organization chart of the Operator shall be submitted in advance to CNPC and the appointment of the Operator’s senior staff must be subject to the consent of CNPC.

8.3	The Operator shall have the following obligations:
8.3.1	To apply the appropriate and advanced technology and managerial experience to perform the Petroleum Operations reasonably, economically and efficiently in accordance with sound international practice;
8.3.2	To prepare Work Programs and budgets related to the Petroleum Operations and to carry out the approved Work Programs and budgets;
8.3.3	To be responsible for procurement of installations, equipment, and supplies and entering into subcontracts and service contracts related to the Petroleum Operations, in accordance with the approved Work Programs and budgets and the applicable provisions of Articles 7.2.5, 7.6 and 10.2 hereof;
8.3.4	To prepare in advance, in accordance with Article 16 hereof, a personnel training program and budget before the commencement of the Pilot Test Operations, the Development Operations and Production Operations respectively, and, in accordance with the said program and budget, to be responsible for preparing an annual personnel training program and budget and carrying out the annual program and budget after approval by JMC;
8.3.5	To establish an insurance program, and to enter into and implement the insurance contracts in accordance with Article 21 hereof;
8.3.6	To issue cash-call notices to all the Parties to the Contract to raise the required funds based on the approved budgets and in accordance with Article 12 hereof and Annex II — Accounting Procedure hereto;

8.3.7	To maintain complete and accurate accounting records of all the costs and expenditures of the Petroleum Operations in accordance with the provisions of Annex II — Accounting Procedure hereto and to keep the accounting books secure and in good order;
8.3.8	To make necessary preparation for regular meetings of JMC, and to submit in advance to JMC necessary information related to the matters to be reviewed and approved by JMC;
8.3.9	To inform directly or indirectly all the Subcontractors which render services for the Petroleum Operations in China and all the Expatriate Employees of the Operator and of Subcontractors who are engaged in the Petroleum Operations in China that they shall be subject to the laws, decrees, and other rules and regulations of the People’s Republic of China;
8.3.10	To report its work to JMC as provided in Article 7.2 hereof.
8.4	In the course of the performance of the Petroleum Operations, any loss arising out of the gross negligence or willful misconduct of the Operator or the employees of the Operator shall be borne solely by the Operator. The Operator shall make its best efforts in accordance with international Petroleum industry practice to include provisions similar to this Article 8.4 herein in related subcontracts and service contracts.
8.5	In the course of the performance of the Petroleum Operations, the Operator shall handle the information, samples or reports in accordance with the following provisions:
8.5.1	The Operator shall provide CNPC with various information, samples and data which are obtained in the course of the performance of the Petroleum Operations in accordance with Articles 19 and 25 of the Petroleum Regulations and Annex V — Data Control hereto. The ownership of all the information, samples and data shall vest in CNPC; and the Operator shall have the right to use and handle such information, samples and data in accordance with Annex V — Data Control hereto. The Contractor shall have the right to obtain the copies of the aforesaid information, samples and data. The information and data shall be reported to CNPC at the same time that the Contractor reports them to its parent corporation. Upon receipt by the Contractor of any report from its parent corporation concerning such information and data, a copy of such report shall be furnished to CNPC as soon as practicable.
8.5.2	The Operator shall furnish respectively CNPC and the Contractor in a timely manner with reports on safety, environmental protection and accidents related to the Petroleum Operations and with financial reports prepared in accordance with the provisions of Annex II — Accounting Procedure hereto.
8.5.3	The Operator shall, at the request of any Party to the Contract, furnish that Party to the Contract with the following;

8.5.3.1	procurement plans for purchasing equipment and materials, inquiries, offers, orders and service contracts, etc.;
8.5.3.2	technical manuals, technical specifications, design criteria, design documents (including design drawings), construction records and information, consumption statistics, equipment inventory, spare parts inventory, etc.;
8.5.3.3	technical investigation and cost analysis reports; and
8.5.3.4	other information related to the Petroleum Operations already acquired by the Operator in the performance of the Contract.
8.6	In the course of performing the Petroleum Operations, the Operator shall abide by the laws, decrees, standards and other rules and regulations with respect to environmental protection and safety of the People’s Republic of China and shall endeavor in accordance with the international Petroleum industry practice to:
8.6.1	minimize the damage and destruction caused by the Petroleum Operations to environments, community and ecological environment, and prevent land, forests, vegetation, crops, buildings and other installations from being damaged and destroyed;
8.6.2	control blowouts promptly and prevent or avoid waste or loss of Petroleum discovered in or produced from the Contract Area;
8.6.3	prevent Petroleum from flowing into low pressure formations or damaging adjacent petroleum-bearing formations, and prevent water from flowing into Petroleum-bearing formations through dry holes or other wells, except for the purpose of secondary recovery; and
8.6.4	minimize the danger to personnel safety and health.
8.7	With a view to efficiently conducting Work Programs approved by JMC, the Operator may lease and/or use land with compensation therefore and to obtain rights of way subject to Chinese laws and regulations. Any costs incurred by the Operator for this purpose shall be respectively charged to Pilot Test Costs, Development Costs and Operating Costs having regard to the date on which the same are actually incurred.

8.8	Project Management Team

For the development of the Oil Field within the Contract Area, a project management team (hereafter referred to as “PMT”) shall be established for the development of such Oil Field in the organization of the Operator within thirty (30) days from the date of approval of the Overall Development Program for the said Oil Field by the Department or Unit. PMT shall exist for the period of the development of the said Oil Field.

PMT shall comprise those personnel designated by the Parties and the number of CNPC’s personnel shall be no less than one third (1/3) of the total number of personnel within PMT. The Contractor shall designate a person acting as the manager of PMT, and CNPC shall designate a person acting as the deputy manager of PMT.
PMT shall be located at the Operator’s office within the Chinese territory. The working location(s) of the members of PMT shall be decided according to the need of the work.
The specific organization, staffing and working system of PMT and responsibilities and competence of various positions including those of CNPC’s personnel assigned to PMT shall be determined by the Parties through consultation prior to the approval of the Overall Development Program for the said Oil Field.
All costs for PMT shall be borne by the Operator, and shall be charged to the Development Costs.

8.9	Transfer and take over of the Production Operations
Before the full recovery of the Development Costs actually incurred by the Contractor in accordance with the Overall Development Program of the Oil Field within the Contract Area, CNPC may, after agreement reached through consultations of JMC, take over the Production Operations of that Oil Field, if conditions permit. After the full recovery of the Development Costs actually incurred by the Contractor in accordance with the Overall Development Program of the Oil Field within the Contract Area, CNPC shall, at any time, have the right by giving a written notice to the Contractor to take over the Production Operations. Both aforesaid cases shall be effected in accordance with the procedures described hereunder.
8.9.1	The Contractor acting as the Operator shall submit a transfer plan of the Production Operations to CNPC and JMC respectively within sixty (60) days following the date of receiving the written notice from CNPC. Such transfer plan shall include, but not be limited to, a list of various posts to be taken over by CNPC, a schedule of transfer by stages, inventories of the relevant facilities and equipment and an inventory of all documents, manuals, data and information necessary for the Production Operations. Where the transfer of some of the Production Operations involves any Third party, the Contractor acting as the Operator shall consult with CNPC in advance and propose a solution thereto in the transfer plan, however, this situation shall not be taken by the Contractor acting as the Operator as an excuse to delay and hinder the transfer of the Production Operations.

JMC shall, within thirty (30) days after receiving the said plan, review and approve it.

8.9.2	CNPC shall, within sixty (60) days from the date of receiving the transfer plan of the Production Operations approved by JMC, submit to the Contractor and JMC respectively the lists and resumes of CNPC’s personnel who will take over the posts. The personnel named in the lists shall be persons who have been trained by the Contractor in accordance with the provisions set forth in Article 16 hereof or personnel who are considered by CNPC to be competent. Within one hundred and eighty (180) days from the date of receiving CNPC’s lists of the personnel who will take over the posts, the Contractor acting as the Operator shall arrange for such personnel to undergo step by step practical training for the posts to be taken over by them and shall assist CNPC to administer a qualification test for such personnel.
8.9.3	Within three hundred and thirty (330) days from the date of receiving the written notice from CNPC, the Contractor acting as the Operator shall submit to JMC a report on the completion of preparations for the transfer of the Production Operations. Such report shall include the results of the qualification test for CNPC’s personnel who will take over the Production Operations and shall be confirmed by JMC within thirty (30) days after the receipt of the said report. The transfer of the Production Operations shall begin on the date when JMC makes such confirmation.
8.9.3.1	When the completion of preparations for the transfer of the Production Operations is confirmed by JMC, the Contractor acting as the Operator shall, in accordance with the transfer schedule by stages, transfer to CNPC’s takeover personnel control of all facilities and equipment related to the Production Operations in the Oil Field, and all documents, manuals, data and information regarding the use and operation of such facilities and equipment, so that CNPC’s personnel are able to manage and handle such facilities and equipment.
8.9.3.2	If JMC believes that preparations for the transfer of the Production Operations have not been completed and sets another deadline for the completion of preparations for the transfer of the Production Operations, the preparations for the transfer shall be completed prior to the deadline and the transfer shall begin thereafter.
8.9.4	The transfer in respect of the accounting and financial aspects shall be handled in accordance with Annex II — Accounting Procedure hereto.
8.9.5	During the preparation for the transfer of the Production Operations and in the course of the actual transfer, the Contractor acting as the Operator shall perform the functions and obligations provided for in Articles 8.3, 8.4, 8.5 and 8.6 herein in respect of the Oil Field undergoing the transfer of the Production Operations, until the date when CNPC has completely assumed control of and taken over the Production Operations of the Oil Field. Thereafter, the functions and obligations of the Operator provided for in Articles 8.3, 8.4, 8.5 and 8.6 herein shall be by analogy applicable to CNPC.
8.9.6	After CNPC has taken over the Production Operations and become the Operator of the Oil Field, the Contractor shall still have the obligation, pursuant to Article 2 hereof, to provide CNPC with the relevant technical and personnel training assistance, and the costs incurred thereby shall be charged to the Operating Costs in accordance with the provisions of Annex II — Accounting Procedure hereto.
8.9.7	When CNPC takes over the Production Operations in the Oil Field, the CNPC personnel employed by the Contractor acting as the Operator for the Production Operations of the said Oil Field shall be transferred to CNPC’s employment. If CNPC needs to retain the services of any of the Expatriate Employees employed by the Contractor acting as the Operator or the Contractor still needs to keep some of CNPC personnel in its employment, an agreement shall be reached through consultation between the Parties prior to the transfer.
8.9.8	The expenses incurred in the transfer and takeover of the Production Operations shall be charged to the Operating Costs.

Article 9
Assistance Provided by CNPC
9.1	To enable the Contractor to carry out expeditiously and efficiently the Petroleum Operations, CNPC shall have the obligation to assist the Contractor at its request to:
9.1.1	obtain the approvals or permits needed to open accounts with Bank of China;

9.1.2	go through the formalities of exchanging foreign currencies;

9.1.3	obtain office space, office supplies, transportation and communication facilities and make arrangements for accommodation as required;

9.1.4	go through the formalities of Customs;

9.1.5	obtain entry and exit visas for the Expatriate Employees who will come to China for the performance of Contract and for their dependents who will visit them or reside in China for a long period and provide assistance for their transportation and moving as well as medical services and travel in China;

9.1.6	obtain necessary permission to send abroad, if necessary, documents, data and samples for analysis or processing during the performance of the Petroleum Operations; and

9.1.7	contact and coordinate with departments engaged in fishing, aquatic product, stock raising, agriculture, meteorology, ocean shipping, civil aviation, railway, transportation, electric power, communication and services for supply bases, etc., for relevant matters and otherwise assist the Contractor in obtaining on a timely basis approvals necessary for the conduct of the Petroleum Operations under the Contract;

9.1.8	lease or use warehouses, yards, terminal facilities, barges, aircraft, pipelines and land, etc. in the implementation of the Petroleum Operations; and

9.1.9	facilitate Contractor’s and the Subcontractors’ registration in China.
9.2	In accordance with Article 15 hereof, CNPC shall, at the request of the Contractor, assist the Contractor with the recruitment of Chinese Personnel.

9.3	CNPC shall, at the request of the Contractor, sell to the Contractor data and samples concerning the Contract Area other than those produced as a result of Petroleum Operations hereunder in accordance with any relevant rules and regulations and CNPC shall also assist the Contractor to arrange the purchase of any environmental, hydrological, meteorological data, etc. from the relevant departments in China.

9.4	CNPC shall, at the request of the Contractor, also assist the Contractor with matters other than those under Articles 9.1, 9.2 and 9.3 herein if possible.

9.5	All expenses incurred in the assistance provided by CNPC in accordance with this Article 9 shall be paid by the Contractor and shall be handled in accordance with the provisions of Annex II — Accounting Procedure hereto. The Contractor shall pay to CNPC Eighty Thousand (80,000) U.S. dollars per year during pilot test and development periods for assistance provided by CNPC and such annual fee shall be payable by installments of Forty Thousand (40,000) U.S. dollars on June 1st and December 1st in each year.

Article 10
Work Program and Budget
10.1	After the Date of Commencement of the Implementation of the Contract, the Operator shall propose and submit to JMC the annual Work Program and budget for the remainder of the same Calendar Year at the first regular meeting of JMC. Before the fifteenth (15th) of September of each Calendar Year, the Operator shall complete and submit to JMC for its review an annual Work Program and budget for the next Calendar Year except otherwise agreed by CNPC. JMC shall either adopt the annual Work Program and budget as submitted or make such modifications agreed by the Parties. The adopted annual Work Program and budget shall be submitted to CNPC for review and approval within one (1) month as of the date on which they are submitted to JMC. Within fifteen (15) days following the receipt of the annual Work Program and budget, CNPC shall notify JMC in writing of its approval or disapproval or any modifications thereto with its detailed reasons. If CNPC requests any modifications to the aforesaid annual Work Program and budget, the Parties shall promptly hold meetings to make modifications and any modifications agreed upon by the Parties shall be effected immediately. In case CNPC fails to notify JMC in writing of its approval or disapproval or any modification within fifteen (15) days, the annual Work Program and budget adopted by JMC shall be deemed to have been approved by CNPC. The Operator shall make its best efforts to perform the Petroleum Operations in accordance with the approved or modified annual Work Program and budget.

As required for reviewing Work Program and budget by JMC, the Operator shall submit to JMC the supporting data as detailed as possible.
10.2	The Operator may, in accordance with the following provisions, incur excess expenditures or expenditures outside the budget in carrying out the Work Program and budget, provided that the objectives of the approved Work Program and budget are not changed.
10.2.1	In carrying out an approved budget for a single item, such as the drilling of a well, the Operator may, if necessary, incur excess expenditures of no more than ten percent (10%) of the budgeted amount. The Operator shall report quarterly the aggregate amount of all such excess expenditures to JMC for confirmation.

10.2.2	For the efficient performance of the Petroleum Operations, the Operator may, without approval, undertake certain individual projects which are not included in the Work Program and budget, for a maximum expenditure of One Hundred Thousand U.S. Dollars (U.S. $100,000), but the Operator shall, within ten (10) days after such expenditures are incurred, report to JMC for confirmation. In case of emergency, the Operator may incur emergency expenditures for the amount actually needed but shall report such expenditures to JMC as soon as they are made. However, the said emergency expenditures shall not be subject to Articles 10.2.3 and 10.2.4 herein.

10.2.3	In the event that the aggregate of excess expenditures under Article 1 herein and expenditures under Article 10.2.2 herein incurred in a Calendar Year cause the total expenditures of that Calendar Year to exceed the approved annual budget, such excess shall not exceed five percent (5%) of the approved annual budget for that Calendar Year. If the aforesaid excess is expected to be in excess of five percent (5%) of the annual budget, the Operator shall present its reasons therefore to JMC and obtain its approval prior to incurring such expenditures.

10.2.4	When JMC confirms the excess expenditures mentioned in Articles 10.2.1 herein, and the expenditures mentioned in 10.2.2 herein:
(a)	if expenditures or excess expenditures are determined to be reasonable, the Operator may incur such expenditures or excess expenditures again during the same Calendar Year, subject to Article 10.2 herein; or

(b)	if expenditures or excess expenditures are determined to be unreasonable, the Operator shall not incur such expenditures or excess expenditures again during the same Calendar Year and such unreasonable expenditures or excess expenditures shall be dealt with in accordance with Article 5.4 of Annex II — Accounting Procedure hereto.

Article 11
Preparation of the Overall
Development Program
11.1	During the pilot test period, if the Operator opts to enter into the development period, the Operator shall complete the preparation of the Overall Development Program and report to JMC and CNPC for confirmation. CNPC shall report the Overall Development Program of the Oil Field to Department or Unit for approval as soon as possible.

11.2	Prior to the submission of the Overall Development Program, the Operator shall submit to CNPC the report of oil in place of the Oil Field and the Environment Impact Statements, which shall be entrusted to and prepared by a qualified organization. The aforesaid reports and the statements shall be submitted to the competent authorities of the Chinese Government through CNPC for review and approval.

11.3	The Operator shall perform the Development Operations in accordance with the Overall Development Program of the Oil Field approved by the Department or Unit. If the Contractor acting as the Operator, without adequate justification, fails to commence such Development Operations within ninety (90) days after the date of approval of the Overall Development Program of the Oil Field by the Department or Unit, or if an unreasonable delay caused unilaterally by the Contractor acting as the Operator results in a suspension or a halt of ninety (90) continuous days in the Development Operations of the Oil Field, CNPC has the right to request the Contractor to resume the Development Operations within a period of time set forth by CNPC; and if the Development Operations fail to be resumed within such period, CNPC has the right to request the Contractor to give up all its rights in the said Oil Field. If CNPC so requests the Contractor, pursuant to the provisions of this Article 11.3 herein, to give up all of its rights in the said Oil Field, the Contractor shall waive all of its rights in the said Oil Field from the date of receipt by the Contractor of the written notice in that regard from CNPC.

11.4	In the event of the Oil Field Straddling a Boundary, CNPC shall arrange for the Contractor and the neighboring parties involved to work out a unitized Overall Development Program for such Oil Field and to assist to negotiate the relevant provisions thereof.

11.5	The procedures specified in this Article 11 shall be applied, by analogy, to determination of additional development projects in the Oil Field within the Contract Area during the production period, such projects being designed as a supplementary to and/or an adjustment of the existing Overall Development Program for such Oil Field.

11.6	If the Parties deem that it is necessary to have appraisal trial production for preparation of the Overall Development Program for the Oil Field within Contract Area, the Parties shall reach a written agreement through negotiation on terms and conditions of appraisal trial production which shall be attached hereto as a supplementary document.

Article 12
Financing and Cost Recovery
12.1	Funds required for the Petroleum Operations shall be raised by the Operator in accordance with Work Programs and budgets determined pursuant to the relevant provisions of the Contract, the provisions described in Annex II — Accounting Procedure hereto, and the provisions described herebelow.
12.1.1	All the Pilot Test Costs required in the Pilot Test Area shall be provided solely by the Contractor. However, the costs required for the fulfillment of the minimum pilot test work commitment shall be deemed as the equity capital of the Contractor.

12.1.2	All the Development Costs required in the Oil Field within the Contract Area shall be provided solely by the Contractor.

12.1.3	The Operating Costs incurred for the performance of the Production Operations of the Oil Field before the Date of Commencement of Commercial Production shall be considered as Development Costs. The Operating Costs so incurred after the Date of Commencement of Commercial Production shall be paid respectively by CNPC and the Contractor in accordance with the Parties’ proportion of the “investment recovery oil” stipulated in Article 13.2.2.2, namely in proportion of twenty percent (20%) by CNPC and eighty percent (80%) by the Contractor. After the “investment recovery oil” changes into the “allocable remainder oil”, the Operating Costs shall be paid respectively by CNPC and the Contractor in accordance with the Parties’ proportion of the “allocable remainder oil” stipulated in Article 13.2.3, namely in proportion of fifty-two percent (52%) by CNPC and forty-eight (48%) by the Contractor. However, the Parties agree that CNPC’s Operating Costs shall be firstly paid by the Contractor for CNPC and the said proportion of the Operating Costs to be recovered by CNPC pursuant to Article 13.2.2.1 under this Contract shall be recovered by the Contractor.

12.1.4	For the purpose of implementation of the Contract, CNPC shall agree that the Contractor may, when financing, use the entitlement of its share of production under the Contract as a security or loans, provided that the Contractor shall apply to CNPC in advance and the application therefor shall be examined by CNPC, and provided further that the rights and interests of CNPC under the Contract shall not be impaired thereby.
12.2	The Operating Costs for any given Calendar Year actually incurred by CNPC and the Contractor in respect of the Oil Field after the Date of Commencement of Commercial Production pursuant to Article 12.1.3 herein, shall be recovered in kind by the Parties out of the Crude Oil produced from the said Oil Field during that Calendar Year in accordance with Annex II — Accounting Procedure hereto, after the Operating Costs have been converted into a quantity of Crude Oil on the basis of the Crude Oil price determined in accordance with Article 14 hereof. Any such Operating Costs which are unrecovered in any Calendar year shall be carried forward to the succeeding Calendar Year(s).

12.3	The Pilot Test Costs and the Development Costs incurred by the Contractor in accordance with Article 12.1.1 and 12.1.2 hereof, and all the costs (hereinafter referred to as Pre-development Costs) spent by CNPC for exploring and proving the commerciality of the Petroleum discovery within the Contract Area and for the wells drilled and surface production facilities constructed therein before the date of signing of the Contract, shall be recovered in kind out of the Crude Oil produced from such Oil Field by the Contractor and CNPC in accordance with Article 13.2.2.2 hereof, after the Pilot Test Costs, Development Costs and Predevelopment Costs have been converted into a quantity of Crude Oil based on the Crude Oil price determined in accordance with Article 14 hereof

12.4	If the Contractor fails to enter into the Development Period after Pilot Test Costs incurred for the pilot test, the Pilot Test Costs incurred by the Contractor shall be deemed as its loss. Under no circumstances CNPC shall reimburse the contractor for such loss.

Article 13
Crude Oil Production and Allocation
13.1	The Operator shall, in accordance with the production profile, adjusted as the case may be, set forth in the Overall Development Program for the Oil Field as approved by the Department or Unit, work out a Crude Oil production plan for the Oil Field in each Calendar Year and carry out Crude Oil production pursuant to such plan.

13.2	The Annual Gross Production of Crude Oil of the Oil Field within the Contract Area in each Calendar Year during the production period shall be allocated in accordance with the following sequence and proportions;
13.2.1	The percentages of the Annual Gross Production of Crude Oil specified in paragraphs (a) and (b) hereunder shall be used for payments of the Value Added Tax and of Royalty respectively and shall be paid in kind to the relevant authorities of the Chinese Government through CNPC.
(a)	Value Added Tax shall be paid in accordance with relevant regulations of the People’s Republic of China; and

(b)	Royalty shall be paid in accordance with relevant regulations of the People’s Republic of China.
13.2.2	The Annual Gross Production of Crude Oil shall, after payment for Value Added Tax and Royalty in accordance with Article 13.2.1 herein, be firstly deemed as the “cost recovery oil” and shall be used for payment or for cost recovery in the following sequence; -
13.2.2.1	Payment in kind for the Operating Costs actually incurred but not yet recovered by the Parties pursuant to Article 12.1.3 hereof after the price of the said “cost recovery oil” has been determined in accordance with Article 14 hereof

13.2.2.2	The remainder of the “cost recovery oil” shall, after payment for Operating Costs in accordance with Article 13.2.2.1 herein be deemed as “investment recovery oil”. Such “investment recovery oil” pursuant to the Crude Oil price determined in accordance with Article 14 shall be used for the simultaneous recovery of the Pilot Test Costs and the Development Costs incurred by the Contractor and the Pre-development Costs spent by CNPC stipulated in accordance with Articles 12.1.1, 12.1.2 and 12.3 in proportion of twenty percent (20%) by the CNPC and eighty percent (80%) by Contractor. The unrecovered costs of the Parties shall be carried forward to and recovered from the “investment recovery oil” in succeeding Calendar Years until fully recovered. The date that the said Pilot Test Costs and Development Costs incurred for the entire completion of the Development Operations set forth in the Overall Development Program have been fully recovered by the Contractor shall be deemed as the date that the aforesaid Pre-development Costs have been recovered by CNPC. By the date of expiration of the production period pursuant to Article 4.5 hereof, if the said costs incurred by the Parties have not been fully recovered, then such unrecovered costs shall be regarded as a loss and the Parties shall respectively bear the loss.
13.2.3	In any Calendar Year after all Pilot Test Costs and Development Costs incurred by the Contractor to that time have been recovered, the remainder of the Annual Gross Production of Crude Oil after the allocation referred to in Articles 13.2.1 and 13.2.2 herein (hereinafter referred to as “allocable remainder oil”) shall be allocated in proportion of CNPC fifty-two percent (52%), the Contractor forty-eight percent (48%).
13.3	CNPC and each company comprising the Contractor shall, throughout the entire contract term, have the right and obligation, in each Calendar Quarter, to lift and take, and separately dispose of their respective full shares of all Crude Oil produced, and determined pursuant to Articles 13.2.2 and 13.2.3 herein.

In the event that the Crude Oil production of the Oil Field is reduced because CNPC or any company comprising the Contractor does not lift and take its full share of Crude Oil or lifts nothing, then, such reduction in Crude Oil production shall not affect the total amount of Crude Oil due to each of the other Parties or the amounts of Crude Oil available to be lifted and disposed of by each of the other Parties as provided in Article 13.4 (c) herein.

13.4	A Crude Oil lifting procedure shall be agreed upon by the Parties no later than six (6) months prior to the Date of Commencement of Commercial Production of the Oil Field within the Contract Area, and shall include, but not be limited to:
(a)	the Operator’s notification of Crude Oil production to CNPC and each company comprising the Contractor;

(b)	notification by CNPC and each company comprising the Contractor of its expected offtake to the Operator;

(c)	the Operator’s notification to CNPC and each company comprising the Contractor of the final Crude Oil lifting schedule prepared by the Crude Oil lifting coordination group in accordance with Article 13.5 herein, which shall be binding on CNPC and each company comprising the Contractor;

(d)	limitation and calculation of overlift and underlift of CNPC and each company comprising the Contractor; and provisions to ensure timely and ratable lifting of Crude Oil;

(e)	determination of allowable operational tolerance on lifting; and

(f)	other terminal procedures as may be required to reflect the particular circumstances.
13.5	For the purpose of implementing the procedures as described in Article 13.4 herein, CNPC and each company comprising the Contractor shall jointly set up a Crude Oil lifting coordination group consisting of representatives, one each appointed by CNPC and each company comprising the Contractor, with the representative of CNPC as the Chairman, and one representative of the Contractor as the Vice-Chairman. Such group shall be responsible for the preparation of Crude Oil lifting plans for each Calendar Year, for Calendar Quarter and for calendar month and shall also be responsible for the reasonable and unified arrangements and adjustments of the aforesaid Crude Oil lifting plans through close contact with any operator in charge of the storage and loading facilities.

13.6	The Contractor shall have the right to export from China all Crude Oil which it obtains as set forth in Article 13.2.2 and 13.2.3 herein. The Contractor shall obtain, with the assistance of CNPC, any export license or other permit that may be required in order for the Contractor to export from China all Crude Oil which it obtains as set forth in Article 13.2.2 and 13.2.3 herein.

13.7	At the expiration of the pilot test period, if the Contractor opts to terminate the Contract, the amount of Crude Oil extracted from the Oil Field during the pilot test period shall be allocated in proportion of CNPC seventy percent (70%), the Contractor thirty percent (30%); if the Contractor opts to enter into the development period, the amount of Crude Oil extracted from the Oil Field during the pilot test period shall be allocated in accordance with Article 13.2 herein. The amount of Crude Oil extracted from the Oil Field within the Contract Area from the date of the approval of the Overall Development Program to the Date of Commencement of Commercial Production shall be allocated in accordance with Article 13.2 herein.

Article 14
Quality, Quantity, Price and
Destination of Crude Oil
14.1	Quality of the Crude Oil
14.1.1	The quality analysis of Crude Oil produced from the Oil Field within the Contract Area shall be undertaken at the Delivery Point. Such analysis shall be carried out on a sample taken by the State Bureau of Import and Export Commodities Inspection (hereinafter referred to as the “Bureau”) or any representative agency authorized by the Bureau pursuant to standards issued by the State Bureau of Standardization of the People’s Republic of China or by the Department or Unit.

14.1.2	The Crude Oil quality analysis referred to in Article 14.1.1 above shall include the following:
(a)	density at 20 degree centigrade, in grams per cubic centimeter;

(b)	sulphur content, in weight percentage;

(c)	water content, in weight percentage; and

(d)	basic sediment content, in weight percentage.
14.2	Quantity of the Crude Oil
14.2.1	The quantity measurement of the Crude Oil produced from the Oil Field within the Contract Area, when being lifted, shall be made at a Delivery Point and with measuring devices both to be agreed upon by the Parties. A relevant measuring organization of the Chinese Government or a representative agency authorized thereby shall, at appropriate regular intervals, calibrate all the measuring devices, conduct special testing and issue certificates of qualification with respect thereto or confirm their qualification before the measuring devices are put into use. The quality and quantity of the Crude Oil delivered shall be authenticated in accordance with the commodity quality certificate and weight certificate issued by the Bureau and such quality and quantity shall be the basis for the accounting settlement.

14.2.2	If any Party to the Contract believes that the Crude Oil measuring devices, sampling or analysis are inaccurate, or has any objection to the results specified in the above mentioned certificates, on-site investigations, technical exchanges and discussions may be conducted by the Parties to resolve the issue in a manner satisfactory to the Parties.

14.3	Determination of the Crude Oil Price
14.3.1	The price of various grades of the Crude Oil shall be expressed as an FOB price at the Delivery Point. Determination of the Crude Oil price shall be made with reference to the prevailing price in arm’s length transactions of similar quality crude oil on the main world oil markets and the adjustment in such price shall be made in accordance with such determinants as the quality of the Crude Oil, the terms of delivery, transportation, payment and other terms.

The aforesaid price in arm’s length transactions in this Article refers to a price at which a seller sells its crude oil to a buyer who is independent of the seller, but not including the prices used by them for government to government transactions which do not reflect international oil market price, Crude Oil exchange, or barter transactions.

14.3.2	Subject to the agreement of Parties, where the Crude Oil produced from the Oil Field within the Contract Area differs in grades, the prices of such Crude Oil with different quality will be individually determined.

14.3.3	The price of the Crude Oil produced from the Oil Field within the Contract Area shall be denominated in U.S. dollars per metric ton. However, if an international currency other than the U.S. dollar prevails on the main world oil markets as the pricing unit of Crude Oil, the Parties may also use that international currency therefor upon mutual agreement.

14.3.4	Procedure for the Determination of the Crude Oil Price
14.3.4.1	The Crude Oil price shall be determined once each Calendar Quarter. In case the crude oil price prevailing on most world oil markets fluctuates, CNPC and the Contractor each shall have the right to propose, at any time, that a new Crude Oil price be negotiated and determined.

14.3.4.2	The Contractor shall, no later than forty-five (45) days prior to the commencement of any Calendar Quarter, notify CNPC of its proposed price for Crude Oil to be lifted in such Calendar Quarter (for the purpose of this Article hereafter referred to as the said Calendar Quarter).

14.3.4.3	CNPC shall notify the Contractor of its decided price within ten (10) days after the receipt of the aforesaid proposed price notified by the Contractor. In the absence of a different price notified by CNPC to the Contractor within ten (10) days after the receipt of the aforesaid notification, the proposed price notified by the Contractor as referred to in Article 14.3.4.2 herein shall be applied to the Crude Oil to be lifted in the said Calendar Quarter.

14.3.4.4	The Contractor shall, within five (5) days following its receipt of notice of a price decided by CNPC, state to CNPC whether the price is acceptable. If it is acceptable, then the said decided price shall be regarded as the price agreed upon by the Parties for the said Calendar Quarter. If it is not acceptable, the Parties shall, within ten (10) days, carry out further negotiation in an amicable manner to determine the price for the said Calendar Quarter.

14.3.4.5	In the event that the Parties still cannot reach an agreement on the Crude Oil price for the said Calendar Quarter through further negotiations by the Parties, the Contractor way lift the Crude Oil in accordance with the quota specified for the said Calendar Quarter in Article 13.2 hereof, and the Crude Oil price for the preceding Calendar Quarter shall apply provisionally to the Crude Oil of such quota and the payment shall be made accordingly. Then, the Parties shall negotiate further on the Crude Oil price for the said Calendar Quarter, taking into account relevant independent and non-proprietary market data on Third Party sales of crude oil in substantial quantities on the main world oil markets, adjusted for quality, transportation and other applicable differentials. The Parties shall each take into account the information supplied and discussed and attempt to agree on a Crude Oil price based upon such information by the end of the said Calendar Quarter.
(1)	In the event that the Parties still cannot reach an agreement in Crude Oil price by the end of the said Calendar Quarter, then the Crude Oil price shall be the weighted average FOB price of the Crude Oil of the same or similar quality sold by CNPC and/or the Contractor to a Third Party or Third Parties and produced in the said Calendar Quarter from the Oil Fields described hereafter, adjusted for such differences as the quality, delivery, transportation, payment and other terms, but excluding the government to government transactions which do not reflect international oil market price, crude oil exchange or barter transactions.

.	The application of the above-mentioned price of Crude Oil sold to a Third Party or Third Parties shall be in the following sequence:
(i)	Firstly, the price, calculated and determined in accordance with the above-mentioned stipulations, of the Crude Oil produced from the Oil Field in the Contract Area and sold to a Third Party or Third Parties shall be applied;

(ii)	In the event no sales mentioned in paragraph (i) above were made in the said Calendar Quarter, the price, calculated and determined in accordance with the above-mentioned stipulations, of the crude oil produced from the oil fields of other contract areas for Chinese-foreign cooperative exploitation of petroleum resources and sold to a Third Party or Third Parties shall be applied.
(2)	In the event there are no such Third Party sales of the Crude Oil as referred to in Article 14.3.4.5(1) herein during the said Calendar Quarter, then the Crude Oil price for the said Calendar Quarter shall be equal to the same Crude Oil price of the preceding Calendar Quarter adjusted by the differences in the arithmetic average of the average daily selling price for a basket of three or more internationally traded crude oils in the said Calendar Quarter compared with that for such basket of crude oils for the preceding Calendar Quarter. The adjusted price shall be the Crude Oil price for the said Calendar Quarter. The crude oils selected for the basket shall each be similar in quality to the Crude Oil from the Contract Area and chosen from different countries and shall have prices which reflect the conditions of the main world oil markets and shall be mutually agreed by the Parties in the Overall Development Program. Any crude oil selected for the basket may be substituted at any time by another crude oil upon agreement by the Parties.

(3)	If the Parties are unable to agree on a Crude Oil price for a Calendar Quarter in which Crude Oil is first produced and delivered from or the production of Crude Oil is restored in the Oil Field in the Contract Area, then the Crude Oil for the Calendar Quarter shall be priced and/or paid in accordance with the arithmetic average price of the prices finally proposed by the Parties in the Calendar Quarter. Based on the Crude Oil price agreed upon by the Parties for the succeeding Calendar Quarter, the Crude Oil price for the Calendar Quarter shall be determined by adjusting retroactively by the difference between the arithmetic average prices of the basket of the Crude Oils for the Calendar Quarter and the succeeding Calendar Quarter in accordance with the calculation method referred to in Article 14.3.4.5 (2) herein.
14.3.4.6	If, due to the delayed announcement of crude oil prices by the main world oil-producing countries or the main world oil markets, or if, as agreed by CNPC and the Contractor, an unstable main world oil market exists, then, the period for the determination of the price referred to in Article 14.3.4.2 herein may be extended to the end of the said Calendar Quarter in question.

14.3.4.7	If the Crude Oil prices in the international oil markets or the Crude Oil prices quoted in the main oil-producing countries change materially, then the Parties will meet and agree to adjust the Crude Oil price retrospectively. The period for such retrospective adjustment shall not exceed the previous Calendar Quarter.
14.3.5	The Crude Oil for each Calendar Quarter due to CNPC pursuant to Article 13 hereof shall be converted into an amount of money in the currency utilized pursuant to Article 14.3.3 herein based on the Crude Oil price for that Calendar Quarter finally determined in accordance with the aforesaid provisions specified in Article 14.3 herein and such amount of money shall be entered into the Joint Account as of the date on which such Crude Oil is lifted.

14.3.6	The Crude Oil for each Calendar Quarter due to the Contractor pursuant to Article 13 hereof shall be converted into an amount of money in the currency utilized pursuant to Article 14.3.3 herein based on the Crude Oil price for that Calendar Quarter finally determined in accordance with the aforesaid provisions specified in Article 14.3 herein and such amount of money shall be entered into the Joint Account as of the date on which the Crude Oil is lifted.
14.4	Destination of the Crude Oil
14.4.1	The destination of Contractor’s Crude Oil obtained under the Contract shall be at the discretion of the Contractor, except as stipulated in Article 14.4.2 herein.

14.4.2	In accordance with the decisions of the Chinese Government, CNPC shall notify the Contractor of any prohibited destinations which infringe on the political interests of the People’s Republic of China. The Contractor shall not deliver the Crude Oil to the prohibited destinations as notified.

Article 15
Preference to the Employment of the
Chinese Personnel, Goods and Services
15.1	For the performance of the Petroleum Operations, the Contractor’s procurement of necessary goods, leasing equipment and signature of subcontracts or other service contracts shall be subject to Article 22 of the Petroleum Regulations. The Contractor shall give preference to Chinese goods, equipment and service provided that they are competitive in terms of price, quality and term of delivery.

15.2	The Contractor shall give preference to the employment of Chinese Personnel in the performance of the Petroleum Operations in accordance with Articles 18 and 22 of the Petroleum Regulations. For this purpose, the Contractor shall submit in advance to CNPC and JMC respectively a plan for the employment of Chinese Personnel listing all the posts and number of the persons involved. CNPC shall, in accordance with the plan, provide or assist in recruiting Chinese employee candidates for such employment. For the performance of Petroleum Operations, the Contractor shall have the obligation to employ competent Chinese Personnel. The Contractor shall give preference in employing the Chinese Personnel who have participated in the training program provided by the Contractor.

15.3	The engineering design corporations under or entrusted by CNPC shall have the right to participate in the master designs and engineering designs made by the Contractor for the purpose of the implementation of the Contract. Engineering design companies within the territory of the People’s Republic of China shall be given preference in entering into the subcontracts for the aforesaid master designs and engineering designs, provided that their technical level, quality, price and delivery time are competitive.

15.4	After the Contractor signs equipment leasing contracts, service contracts or subcontracts with CNPC or its Affiliates in accordance with Article 15.1 herein, the Contractor shall endeavor to provide technical assistance to CNPC or its Affiliates, at the request of CNPC, so as to enable them to meet the needs of operations to be undertaken. The expenses so incurred shall be borne by CNPC or its Affiliates.

Article 16
Training of Chinese Personnel
and Transfer of Technology
16.1	Contractor agrees, in the course of the Petroleum Operations, to transfer to CNPC and its Affiliates, the advanced technology and managerial experience including proprietary technology e.g. patented technology, know-how or other confidential technology, etc. used in the performance of the Petroleum Operations and the necessary data and/or information for mastering such technology and experience in accordance with Article 18 of the Petroleum Regulations, provided, however, that such technology to be transferred shall be proprietary to the Contractor and if the transfer of any of such technology is restricted in any way during the term of the Contract, the Contractor shall, to the extent reasonably possible, endeavor to obtain permission for the transfer of such restricted technology. The Contractor agrees to train the Chinese Personnel including workers, technical, economic, managerial, legal and other professional personnel, in order to improve their technical and/or managerial capabilities. Details of training of Chinese Personnel and transfer of technology are described in Annex IV — Training of Chinese Personnel and Transfer of Technology hereto.

16.2	Within ninety (90) days following the Date of Commencement of the Implementation of the Contract, the Contractor shall, after consultation with CNPC, complete and submit a training and technology transfer program for the Chinese Personnel in the pilot test period and the corresponding budget to JMC for review and approval, and upon approval by JMC, put it into practice. The Contractor shall, after consultation with CNPC, complete and submit training and technology transfer programs and corresponding budgets for the Chinese Personnel in the development period and the production period, respectively, to JMC for its review and approval before the commencement of the Development Operations and Production Operations, and upon approval by JMC, put them into practice in time so as to have ample time in advance for such training and technology transfer.

16.3	The purpose, requirement, fields of specialization, scope of personnel, specific job categories, type, method, etc. in respect of training of Chinese Personnel and transfer of technology shall be determined in Annex IV — Training of Chinese Personnel and Transfer of Technology hereto.

16.4	The expenses and costs incurred for performing the training and technology transfer program stipulated in this Article shall be borne by the Contractor.

16.5	In the course of the implementation of the Contract, the Parties shall have scientific and technical cooperation and academic exchange in connection with the Petroleum Operations. The relevant provisions concerning the plan, participating personnel and type related to the scientific and technical cooperation and academic exchange shall be determined by the Parties. The expenses required by the scientific and technical cooperation and academic exchange shall be included in the budget specified in Article 16.2 herein and charged to the Joint Account. All inventions, experiments or research results arising from the said cooperation and academic exchange shall be shared by and belong to the Parties who, subject to the provisions of Article 22 hereof, shall not disclose them to any Third Party.

In the course of the implementation of the Contract, those scientific research projects which are required by the Petroleum Operations but not carried out by the Parties may, with the approval of JMC, be commissioned to, and carried out by, any Third Party. The Operator shall enter into subcontracts or service contracts with relevant scientific research departments within the territory of the People’s Republic of China, provided that they are competent and competitive. The aforesaid required expenses shall be included in the budget specified in Article 16.2 herein and charged to the Joint Account. All inventions and experimental or research results developed from the aforesaid research projects carried out by a Third Party delegated by the Operator shall also be shared by and belong to the Parties who, subject to the provisions of Article 22 hereof, shall not disclose any of them to any other Third Parties. The Operator shall endeavor to incorporate the provisions herein in the subcontracts or service contracts signed with a Third Party.

16.6	The advanced technology and managerial experience, including proprietary technology, e.g. patented technology, know-how or other confidential technology that the Contractor transfers to CNPC, shall remain the exclusive property of the Contractor and also be subject to the confidentiality restrictions of Article 22 hereof.

16.7	For the purpose of the implementation of Article 16 herein and Annex IV — Training of Chinese Personnel and Transfer of Technology hereto, the costs and expenditures incurred by the Contractor annually for training of Chinese Personnel and transfer of technology shall be Ninety Thousand (90,000) U.S. dollars during pilot test and development periods; the costs and expenditures incurred by the Contractor annually for training of Chinese Personnel and transfer of technology shall be One Hundred and Fifty Thousand (150,000) U.S. dollars during the production period, unless otherwise agreed by the Parties.

Article 17
Ownership of Assets and Data
17.1	All assets purchased, installed and constructed under the Work Program and budget for the Oil Field within the Contract Area shall be owned by CNPC from the date on which all the Development Costs actually incurred by the Contractor to the date of the entire completion of the Development Operations set forth in the Overall Development Program have been fully recovered, or from the date on which the production period expires, even though the aforesaid costs have not been fully recovered, or from the date on which the pilot test period expires, if the Contractor opts to terminate the Contract at the expiration of the pilot test period. The Operator shall be responsible for the acceptance inspection or testing of the said assets and CNPC may, as it deems necessary, send its experts to participate in such acceptance inspection or testing. Such assets shall not be used in any operations other than the Petroleum Operations or any operations by Third Parties without the consent of the Parties.

17.2	Equipment and facilities which are owned by a Third Party and are either leased by the Operator or temporarily brought into the territory of the People’s Republic of China for the performance of the Petroleum Operations shall not be deemed as assets owned by CNPC. Such equipment and facilities may be exported from the People’s Republic of China, and CNPC shall assist in handling export formalities.

17.3	The ownership of all of the data, records, samples, vouchers, and other original data obtained in the course of performing the Petroleum Operations shall vest in CNPC. For the purpose of implementation of the Contract, the availability and sale of all the data related to the Contract owned by CNPC required by the Contractor shall be made through CNPC.

Article 18
Associated Natural Gas
18.1	Associated Natural Gas
18.1.1	The Associated Natural Gas produced from the Oil Field within the Contract Area shall be primarily used for purposes related to the operations of production and production enhancement of Oil Field such as gas injection, gas lifting and power generation.

18.1.2	Based on the principle of full utilization of the Associated Natural Gas and with no impediment to normal production of the Crude Oil, the Overall Development Program of the Oil Field shall include a plan of utilization of the Associated Natural Gas. If there is any excess Associated Natural Gas in the Oil Field after utilization pursuant to Article 18.1.1 herein (hereafter referred to as “excess Associated Natural Gas”), the Operator shall carry out a feasibility study regarding the utilization of such excess Associated Natural Gas of such Oil Field. Such feasibility study, if carried out before the Development Operations of the Oil Field, shall be included as part of the feasibility study on the development of the Oil Field. With respect to the Oil Field already under commercial production, if a further feasibility study on the utilization of its excess Associated Natural Gas is required, such study shall be carried out by the Operator and a report thereon shall be submitted to JMC for review and discussion. If the Parties decide to utilize the excess Associated Natural Gas of the Oil Field, the construction of facilities for such utilization and the production of the excess Associated Natural Gas shall be carried out at the same time as the Oil Field construction and production.
18.1.2.1	If the Parties agree that the excess Associated Natural Gas of the Oil Field has no commercial value, then such gas shall be disposed of by the Operator subject to relevant regulations concerning the environmental protection, provided that there is no impediment to normal production of the Crude Oil.

18.1.2.2	If any Party to the Contract considers unilaterally that the excess Associated Natural Gas of the Oil Field has commercial value, such gas may be utilized by that Party at its own expense without affecting timing and optimal development of the Oil Field concerned, the amount of “cost recovery oil” and “allocable remainder oil” due to the other Party to the Contract which does not invest in such utilization.

18.1.2.3	If the Parties agree that excess Associated Natural Gas of the Oil Field has commercial value, the Contractor shall make further investment in its utilization, and the aforesaid new investment shall not affect either the proportion of “cost recovery oil” by the Parties stipulated in Article 13.2.2 hereof or the proportion of the “allocable remainder oil” by the Parties stipulated in Article 13.2.3 hereof. If the Parties disagree on the commercial utilization of such excess Associated Natural Gas of that Oil Field, they shall, guided by the principle of mutual benefit, carry out further negotiations to reach an agreement in writing.
If the Parties fail to reach agreement through negotiations, CNPC shall reserve the right to dispose of the excess Associated Natural Gas of the said Oil Field unilaterally. If CNPC decides to utilize the said excess Associated Natural Gas, the Contractor shall have the right to join in the utilization of the said excess Associated Natural Gas within three (3) years after the facilities for utilizing the said excess Associated Natural Gas are completed unilaterally by CNPC in accordance with an Associated Natural Gas utilization program formulated by CNPC. If the Contractor decides in writing to participate in the utilization of the said excess Associated Natural Gas within the three (3) years mentioned above, then, the Contractor shall pay CNPC an amount of money, in addition to the cost spent by CNPC on the said utilization of excess Associated Natural Gas up to the date of Contractor’s submission of the written notice to CNPC. Such amount shall be equal to two times (200%) of the foregoing costs for utilization of the excess Associated Natural Gas and such amount of money shall not be charged into the Joint Account and shall not be deemed the recoverable costs. Thereafter, the costs to be incurred in such utilization of excess Associated Natural Gas shall be provided by the Contractor solely in accordance with the provisions herein.

If the Contractor decides, after the three (3) years mentioned above, not to participate in the utilization of the excess Associated Natural Gas, the Contractor shall be deemed to have waived all its rights to use the said excess Associated Natural Gas.

18.1.3	Expenses incurred in the utilization of the Associated Natural Gas of the Oil Field as stipulated in Article 18.1.1 herein, and those incurred in carrying out a feasibility study on the utilization of the excess Associated Natural Gas after commencement of commercial production of the Oil Field referred to in Article 18.1.2 herein shall be charged to the Development Costs of the Oil Field.

Royalty and Value Added Tax of the production of the excess Associated Natural Gas shall be paid to the Chinese Government through CNPC.

All remaining excess Associated Natural Gas after the deduction of Value Added Tax and Royalty shall be allocated to CNPC and the Contractor by analogy in accordance with the proportion stipulated in Article 13 herein.
18.2	If CNPC unilaterally utilizes the excess Associated Natural Gas of the Oil Field and requires to apply the Contractor’s appropriate and advanced technology and managerial experience, the Parties shall negotiate terms and conditions related thereto and the Operator shall carry out the operations if an agreement is reached on such terms and conditions.

Article 19
Accounting, Auditing and Personnel Costs
19.1	Accounting

Annex 11 — Accounting Procedure hereto contains the guidelines for the Operator to keep accounting books and records and make financial settlements. The Operator shall keep and settle the accounts for all the financial activities in respect of the Contract Area and maintain an the accounting books and records in accordance with Annex II — Accounting Procedure hereto in order to accurately reflect the Pilot Test Costs and the Development Costs thereon and Operating Costs incurred in the performance of the Petroleum Operations in respect of the Contract Area, as well as quantity and monetary value of the production and allocation of Crude Oil and excess Associated Natural Gas. The Operator shall submit detailed statements and relevant written reports to JMC and the departments concerned.

19.2	Auditing
19.2.1	Any Party to the Contract shall have the right to audit all the Operator’s Joint Account accounting books and records after the end of each Calendar Year and give the Operator a written notice of the auditing results. The auditing shall be completed within twenty-four (24) months after the end of each Calendar Year. In the absence of any written notice of the exception to the auditing results given by such Party within such period or if the annual Joint Account accounting books and records of the Operator are not audited by any non-Operator Party within such period, the Operator’s Joint Account accounting books and records shall be deemed correct. A special auditing of the Operator’s Joint Account accounting books and records may be made due to some special requirements during a Calendar Year.

19.2.2	If the auditing referred to in Article 19.2.1 herein is conducted, the Operator shall be given thirty (30) days’ notice prior to the date of commencement of such auditing. There shall be no impediment to normal Petroleum Operations during the period of any audit.

19.2.3	The auditors shall be entitled to access to all relevant Joint Account records, files and other information and may inspect such sites and facilities as necessary.

19.2.4	Upon receipt of a notice of any Party’s exceptions to the auditing results, the Operator shall resolve these matters in due time (no later than sixty (60) days thereafter).
19.3	Personnel Costs

19.3.1	The personnel costs mean the remuneration and other related charges paid on the basis of the working time spent by personnel who are engaged in administration, management, accounting, finance, tax, employee relations, procurement, legal affairs, computer services, engineering, geology, geophysics, drilling and Production Operations as well as all other work for the implementation of the Contract.
19.3.1.1	The salaries or wages of personnel in various subordinate bodies of JMC and of all employees engaged in the performance of the Petroleum Operations shall be included in the personnel costs as provided in Article 19.3.1 herein.

19.3.1.2	Personnel costs which are classified as the overhead of the superior management organization pursuant to Article 5.2.18 of Annex II — Accounting Procedure hereto shall not be included in the personnel costs mentioned herein.
19.3.2	After the Date of Commencement of the Implementation of the Contract, the Operator shall work out a staffing plan for its organization and a personnel costs plan with respect thereto (including an itemized plan of personnel costs, such as basic salary or wage, overseas allowance and area allowance, etc.) before the beginning of each Calendar Year and submit such plan with the annual Work Program and budget to JMC for review and approval.

The Contractor shall provide CNPC with an itemized Information of personnel costs of the Expatriate Employees. CNPC shall bear the obligation of confidentiality to such information provided by the Contractor.

The Operator shall charge the personnel costs of the Contractor’s personnel actually incurred to the Joint Account. CNPC shall have the right to audit the personnel costs charged to the Joint Account.

19.3.3	The settlement of all charges for the salaries and wages of CNPC personnel mentioned in the second paragraph of Article 7.7 hereof shall be made between CNPC and the Operator, and CNPC personnel shall be responsible for all individual income tax in accordance with the provisions of the individual income tax law of the People’s Republic of China.

19.3.4	In the pilot test period and the development period, the level of the salaries and wages and other related charges paid to the Expatriate Employees shall be made by the Contractor through consultation with CNPC. After the Date of Commencement of Commercial Production of the Oil Field, the level of the salaries and wages and other related charges paid to the Expatriate Employees shall be discussed and agreed by the Parties. The Operator’s employees shall pay any individual income tax due in accordance with the provisions of the individual income tax law of the People’s Republic of China.

Article 20
Taxation
20.1	The Contractor shall pay taxes to the Government of the People’s Republic of China subject to the tax laws and regulations of the People’s Republic of China.

20.2	The Operator shall advise the Subcontractors who render services for the Contract that they and their employees shall pay taxes to the Government of the People’s Republic of China subject to the tax laws and regulations of the People’s Republic of China.

Article 21
Insurance
21.1	The Operator shall work out an insurance program for the Pilot Test Operations and submit it to JMC for review and approval within one hundred and twenty (120) days after the Date of Commencement of the Implementation of the Contract. The Operator shall, on behalf of the Parties, obtain the insurance contracts in accordance with such program as approved by JMC before commencement of Petroleum Operations within the Contract Area.

Similar provisions shall apply in respect of Development Operations and Production Operations.

21.2	All of the insurance items as approved in the insurance program shall be insured with the People’s Insurance Company of China or other insurance companies established within the territory of the People’s Republic of China.

21.3	The insurance programs worked out by the Operator shall include, but not be limited to, the following insurance covering:
(a)	damages to and expenses of all drilling installations and equipment, including damages to and expenses of the properties used on worksites and supply bases for the Petroleum Operations, while the equipment and properties owned by Third Party rendering services to the Operator shall be handled in accordance with Article 21.5 herein;

(b)	damages to and expenses of any of the equipment or installations for production, storage and transportation, and buildings in the course of construction and installation;

(c)	damages to and expenses of the Crude Oil and/or Natural Gas production installations, facilities, equipment and pipelines;

(d)	liability to Third Parties;

(e)	liability for pollution and expenses for cleaning up in the course of drilling and the Production Operations;

(f)	expenses for killing blowouts;

(g)	liability incurred by the Operator in hiring land drilling rigs, vessels and aircraft serving the Petroleum Operations;

(h)	liability for cleaning the remains; and

(i)	losses and expenses incurred during the transportation and storage in transit of goods shipped from different parts of the world and other areas outside the Contract Area to the worksites.

21.4	In any insurance contracts, the deductibles shall be determined by the Parties through consultation, and losses within the deductible limits shall be borne by Parties in their respective proportions stipulated in Article 13.2 in the relevant operations.

21.5	When signing subcontracts or lease contracts, the Operator shall endeavor to require Subcontractors and lessors to insure their risks under the relevant subcontracts with the People’s Insurance Company of China or other insurance companies as mentioned in Article 21.2 hereof and ask these Subcontractors or lessors to contact the People’s Insurance Company of China or other insurance companies as mentioned in Article 21.2 hereof for arrangement of the necessary insurance.

21.6	In the course of the Petroleum Operations, the Parties shall cover separately personnel accidental death and injury insurance with respect to personnel assigned by them respectively. The premiums in respect thereof shall be dealt with in the following way; the premiums for personnel accidental death and injury insurance with respect to personnel whose costs are charged to the Joint Account pursuant to the provisions of the Contract shall be charged to the Joint Account, and those with respect to other personnel shall be borne respectively by the Parties by which they are assigned.

21.7	Insurance companies owned by or affiliated with any Party to the Contract, or the Parties themselves, may reinsure the People’s Insurance Company of China or other insurance companies as mentioned in Article 21.2 herein by reaching an agreement with such company if they are interested in covering any part of the insurance program hereof

21.8	All motor vehicles used in the Petroleum Operations shall be insured with the People’s Insurance Company of China or other insurance companies as mentioned in Article 21.2 hereof.

21.9	The premiums of insurance in the pilot test period and the development period shall be charged to the Pilot Test Costs and the Development Costs and while those in the production period shall be charged to the Operating Costs.

21.10	Any claim under the insurance of the agreed insurance program charged to the Joint Account shall be handled by the Operator and any recovery made from insurers shall be credited to the Joint Account.

Article 22
Confidentiality
22.1	CNPC shall, in conformity with applicable laws and regulations of the Government of the People’s Republic of China on confidentiality and by taking into account international practice, determine the confidentiality periods for which the Contract and all documents, information, data and reports related to the Petroleum Operations within the Contract Area shall be kept confidential.

22.2	Without the written consent of the other Party, no Party to the Contract shall disclose, during such confidentiality periods, the Contract, documents, information, data and reports referred to in Article 22.1 herein or any other information regarded by JMC as confidential, to any Third Party except the Third Parties specified in Article 22.5 herein and to any Affiliate not directly connected with the implementation of the Contract, and no Party to the Contract shall otherwise transfer, donate, sell or publish them in any way within the confidentiality periods. However, if the Department or Unit decides to invite any Third Party to conduct cooperative exploration and development of Petroleum in the sedimentary basin in which the Contract Area is located and/or other adjacent areas, CNPC may furnish the following original data and information or interpretation thereof with respect to the Contract Area to the relevant Third Parties:
(a)	original data and information held by CNPC for over two (2) years; and

(b)	interpretations to the original data and information held by CNPC for over three (3) years.
CNPC shall require relevant Third Parties to undertake to keep confidential the aforesaid data, information, and interpretations thereof furnished to them by CNPC.

CNPC shall, in conformity with relevant provisions of laws and regulations of the People’s Republic of China and requests of relevant government departments and units, provide them with all documents, information, data and reports as mentioned herein.

22.3	During the term of the Contract and after the termination of the Contract, CNPC shall not disclose to any Third Party any patent, knowhow or proprietary technology transferred to CNPC by the Contractor without the written consent of the Contractor except for any technology, the patent of which has expired and any proprietary and confidential technology which have entered the public domain.

22.4	After the termination of the Contract or after any assignment of rights and/or obligations of the Contract under Article 23 hereof, the Contractor and any assignee shall, within the confidentiality periods, continue to be obligated to keep confidential documents, information, data and reports mentioned in Article 22.2 herein except for official documents and information published with the consent of the Parties.

22.5	For the implementation of the Contract, CNPC and each company comprising the Contractor may, after review by JMC and CNPC, furnish the necessary documents, information, data and reports to Third Parties and Affiliates related to the Petroleum Operations. The Third Parties and Affiliates include:
22.5.1	banks or other credit institutions from which financing is sought by any Party to the Contract for the implementation of the Contract;

22.5.2	Third Parties and Affiliates which provide services for the Petroleum Operations, including Subcontractors and other service contractors; and

22.5.3	an assignee or assignees to whom the rights and/or obligations under the Contract may be assigned.
22.6	Necessary information, documents, data and reports may be furnished by the Parties in accordance with the laws of their home countries to the governments and stock exchanges, provided that the Parties report to JMC in advance.

22.7	CNPC and each company comprising the Contractor when furnishing the documents, information, data and reports to Third Parties and Affiliates as mentioned in Article 22.5 herein shall require them to assume the confidentiality obligations as set forth herein, or shall bear full responsibility for any violation thereof

Article 23
Assignment
23.1	The Contractor may assign part or all of its rights and/or obligations under the Contract to any of its Affiliates with the prior consent of CNPC and in accordance with the following provisions;
(a)	The Contractor shall submit to CNPC copies of a written agreement on the corresponding part of its rights and/or obligations to be assigned;

(b)	The Contractor shall guarantee in writing to CNPC the performance of the assigned obligations; and

(c)	No such assignment shall interfere with the performance of the Petroleum Operations or affect the organizational structure.
23.2	The Contractor may assign part or all of its rights and/or obligations under the Contract to any Third Party, provided that such assignment shall be agreed by CNPC in advance and approved by the Ministry of Foreign Trade and Economic Cooperation of the People’s Republic of China. However, CNPC shall have the right of first refusal in respect of such assignment provided that the conditions offered by CNPC are comparable.

23.3	CNPC may authorize its Affiliates to implement the Contract, but CNPC shall remain responsible for the performance of the Contract.

23.4	CNPC may assign part of its rights and/or obligations thereunder to a Chinese Government controlled Third Party, provided that prior written consent of the Government of the People’s Republic of China shall be obtained. CNPC shall guarantee the performance of the assigned obligations and that such assignment shall not interfere with the performance of Petroleum Operations.

Article 24
Environmental Protection and Safety
24.1	In the performance of the Petroleum Operations, the Operator shall be strictly subject to the laws, decrees, regulations and standards on environmental protection and safety promulgated by the Chinese Government and carry out the operations according to international practice. The Operator shall make its best efforts to protect farmland, aquatic resources, forest reserves and other natural resources, and prevent pollution and damage to the atmosphere, rivers, lakes, ground water, harbors, other land environments and ecological environment and secure the safety and health of the operating personnel. The Operator shall use all reasonable endeavors to eliminate promptly any pollution occurring in the performance of the Petroleum Operations and minimize its consequences. Economic losses caused by any pollution shall be charged to the Joint Account, unless otherwise provided in Article 8.4 hereof.

24.2	When competent authorities under the Chinese Government assign a person to inspect environmental protection and safety within the scope of the Petroleum Operations according to the laws, decrees, rules and regulations, the Operator shall provide all necessary facilities and assistance to enable the inspectors to carry out such inspection smoothly.

24.3	In the performance of the Petroleum Operations in any fixed fishing net casting area and/or aquatic breeding area, the Operator shall make prior contact with the relevant authorities of the Chinese Government.

24.4	Before the commencement of Pilot Test Operations the Operator shall provide CNPC with documentation on the possible impact by the Pilot Test Operations on the environment and measures to be adopted to prevent pollution.

24.5	The Operator shall, after the completion of various Petroleum Operations, level, restore or reclaim the land of the operating sites in accordance with the relevant local rules and regulations.

Article 25
Force Majeure
25.1	No Party to the Contract shall be considered in default of the performance of any of its obligations hereunder, if any failure to perform or any delay in performing its obligations is in conformity with all the events described as follows:

The performance of any obligations hereunder is prevented, hindered or delayed because of any event or combination of events which could not be foreseen and/or which is beyond the control of such Party;

Any such event or combination of events is the direct cause of preventing, hindering or delaying of such Party’s performance of its obligations hereunder; and

When any such event or combination of events has occurred, such Party has taken all reasonable actions to overcome any cause that prevents, hinders or delays performance of its obligations and shall in so far as is practicable continue to perform its obligations hereunder.

25.2	Notice of any event of force majeure and the conclusion thereof shall forthwith be given to the other Party by the Party claiming force majeure.

25.3	In the event of force majeure, the Parties shall immediately consult in order to find an equitable solution thereto and shall use all reasonable endeavors to minimize the consequences of such force majeure.

25.4	If the Petroleum Operations in the Contract Area are partially or entirely suspended as a result of the force majeure referred to in Article 25.1 herein, the period of the Petroleum Operations may be extended by a period not exceeding the corresponding period of such suspension. Within fifteen (15) days following the end of each Calendar Year, the Operator shall report to JMC in writing on the suspension of the Petroleum Operations caused by force majeure, if any, during the preceding Calendar Year.

25.5	The provisions of this Article 25 shall not apply in the case of default in the making of any payments of money.

Article 26
Consultation and Arbitration
26.1	The Parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof.

26.2	Any dispute mentioned in Article 26.1 herein that has not been settled through such consultation within ninety (90) days after the dispute arises may be referred to arbitration at the request of and by either Party to the Contract. The arbitration shall be conducted in accordance with the following provisions;
26.2.1	If agreed upon by the Parties, such dispute shall be referred to arbitration conducted by the China International Economic and Trade Arbitration Commission in accordance with the arbitration proceeding rules thereof

26.2.2	If the Parties fail to reach an agreement on the arbitration arrangement mentioned in Article 26.2.1 herein, the Parties shall establish an ad hoc arbitration tribunal to conduct arbitration in accordance with the following provisions;
26.2.2.1	The ad hoc arbitration tribunal shall consist of three (3) arbitrators. The Parties shall each appoint an arbitrator and the two arbitrators so appointed shall designate a third arbitrator. If one of the Parties does not appoint its arbitrator within sixty (60) days after the first appointment, or if the two arbitrators once appointed fail to appoint the third within sixty (60) days after the appointment of the second arbitrator, the relevant appointment shall be made by the Arbitration Institute of the Stockholm Chamber of Commerce, Sweden.

26.2.2.2	The third arbitrator shall be a citizen of a country which has formal diplomatic relations with both the People’s Republic of China and the home country of any of companies comprising the Contractor, and shall not have any economic interests or relationship with the Parties.

26.2.2.3	The place of arbitration shall be determined by the Parties through consultations or, failing the agreement of the Parties within sixty (60) days after the appointment of the third arbitrator, by the majority of arbitrators of the ad hoc arbitration tribunal.

26.2.2.4	The ad hoc arbitration tribunal shall conduct the arbitration in accordance with the arbitration rules of the United Nations Commission on International Trade Law (“UNCITRAL”) of 1976. However, if the above-mentioned arbitration rules are in conflict with the provisions of this Article 26, including the provisions concerning appointment of arbitrators, the provisions of this Article 26 shall prevail.
26.3	Both the Chinese and English languages shall be official languages used in the arbitral proceedings. All hearing materials, statements of claim or defense, awards and the reasons supporting them shall be written in both Chinese and English.

26.4	Any award of the arbitration tribunal shall be final and binding upon the Parties.

26.5	The right to arbitrate disputes under the Contract shall survive the termination of the Contract.

Article 27
Effectiveness and Termination of the Contract
27.1	After it is signed, the Contract shall be approved by the Ministry of Foreign Trade and Economic Co-operation of the People’s Republic of China. The date of such approval shall be the effective date of the Contract. However, the Contractor’s obligations shall begin on the Date of Commencement of the Implementation of the Contract, as defined in Article 1, herein above. CNPC shall notify the Contractor of the said approval in writing as soon as possible.

27.2	All annexes to the Contract shall be regarded as integral parts of the Contract. If there is any inconsistency between the provisions of the annexes and the main body of the Contract, the main body of the Contract shall prevail. All references to the Contract hereof refer to the main body of the Contract.

27.3	If in the course of implementation of the Contract, the Parties decide through consultation to make amendment or supplement to any part of the Contract, a written agreement signed by the authorized representatives of the Parties shall be required. Such written agreement shall be subject to the approval of the Ministry of Foreign Trade and Economic Co-operation of the People’s Republic of China should there be any significant modifications hereof. Such agreement shall be regarded as an integral part of the Contract.

27.4	The Contract shall terminate under any of the following circumstances:
27.4.1	The Contractor opts to terminate the Contract in accordance with Article 6.3 (2) herein; or

27.4.2	On the termination date of the production period of the Oil Field in accordance with Articles 4.5 and 4.6.2 hereof; or

27.4.3	At the end of the last day of the thirtieth (30th) Contract Year from the Date of Commencement of the Implementation of the Contract, unless otherwise stipulated hereof.
27.5	If either Party to the Contract commits a material breach of the Contract, the other Party to the Contract shall have the right to demand that such breach be remedied within a reasonably specified period of time. If such breach is not remedied within such period of time, the complaining Party shall have the right to terminate the Contract by giving ninety (90) days’ written notice to the defaulting Party. However, such material breach of the Contract and unremedied material breach shall have been judged by a final award of arbitration in accordance with Article 26 hereof.

Article 28
The Applicable Law
28.1	The validity, interpretation and implementation of the Contract shall be governed by the laws of the People’s Republic of China. Failing the relevant provisions of the laws of the People’s Republic of China for the interpretation or implementation of the Contract, the principles of the applicable laws widely used in petroleum resource countries acceptable to the Parties shall be applicable.

28.2	If a material change occurs to the Contractor’s economic benefits after the effective date of the Contract due to the promulgation of new laws, decrees, rules and regulations or any amendment to the applicable laws, decrees, rules and regulations made by the People’s Republic of China, the Parties shall consult promptly and make necessary revisions and adjustments to the relevant provisions of the Contract in order to maintain the Contractor’s reasonable economic benefits hereunder.

Article 29
Language of Contract and Working Language
29.1	The text of the Contract, annexes and supplementary documents attached hereto shall be written in both Chinese and English, and both versions shall have equal force and effect.

29.2	The Parties agree that both Chinese and English shall be used as working languages. After the effective date of the Contract, technical documents and information concerning the Petroleum Operations hereunder shall, in general, be written in English except for technical documents and information available previously and received from Third Parties.

Unless otherwise agreed by CNPC, documents and information in respect of administration shall be written in both Chinese and English. Forms for production and other reports and records shall be printed with headings in both Chinese and English and may be filled out in either Chinese or English.

Article 30
Miscellaneous
30.1	All notices and documents required hereunder shall be deemed to have been properly given and delivered to either Party to the Contract only when received.

30.2	Notices and documents shall be delivered by hand or sent by mail, registered airmail, facsimile, telex or cable to the address hereunder specified;

Address of	Address of
CNPC:	GLOBAL OIL CORPORATION:

Liu Pu Kang	Level 3,
Beijing 100724,	81 St. George’s Terrace
P.R. China	Perth, W.A. Australia 6000

P. O. Box 766	Postal: GPO Box G420
Perth, Australia 6001

Tel: 86-10-62096007	Tel: 618 9485-1199

Fax: 86-10-62096006	Fax: 618 9485-2199

For the attention of:	For the attention of:
Mr. Zeng Xing Qiu	Mr. Frank D. Magnus
30.3	Either Party to the Contract may change its address or representative by a written notice to the other Party to the Contract.

30.4	For the implementation of the Contract, each company comprising the Contractor shall register with the State Administration for Industry and Commerce of the People’s Republic of China in accordance with the relevant provisions of the said State Administration for Industry and Commerce and shall obtain the necessary approval from CNPC.

30.5	Companies comprising the Contractor have the following percentage participating interests as of the effective date of the Contract;

• Global Oil Corporation	One Hundred Percent (100%)
Subject to Article 30.7, the right and obligation of each company comprising the Contractor may, as between themselves, be varied by the operating agreement between such companies and the Contractor shall advise CNPC in writing of any expected variation and, thereafter, of the actual variation.

If such variation leads to the transfer of operatorship, or the companies comprising the Contractor have made a decision to change the Operator,

the Operator referred to in Article 8.1 hereof may be replaced after obtaining a written consent from CNPC.

30.6	The Contractor shall pay CNPC a signature fee of Four Hundred Thousand (400,000) U.S. Dollars as follows;
•	Two Hundred Thousand (200,000) U.S. dollars within thirty (30) days from the Effective Date of the Contract.

•	One Hundred Thousand (100,000) U.S. dollars at the end of the pilot test period.

•	One Hundred Thousand (100,000) U.S. dollars at the commencement of commercial production.
Such signature fee shall, in no case, be charged to the Joint Account, nor be deemed recoverable costs.

30.7	Companies comprising the Contractor signing the Contract with CNPC agree to undertake the obligations of the Contractor under the Contract jointly and severally.
In witness whereof, THIS CONTRACT is signed in Beijing by the authorized representatives of the Parties hereto on the first above-mentioned date.

CHINA NATIONAL PETROLEUM CORPORATION (CNPC)		GLOBAL OIL CORPORATION

By:	/s/ Zeng Xing Qiu	By:	/s/ Frank Douglas Magnus

Mr. Zeng Xing Qiu		Mr. Frank Douglas Magnus
Vice President		President
China National Oil and Gas Exploration and Development Corporation		Global Oil Corporation

Annex I
Geographical Location and Coordinates of
Connecting Points of the Boundary Lines
of the Moliqing Contract Area

ANNEX 1:	Geographic Location and Coordinates of the Connected Points of the Boundary Lines of the Moliqing Contract Area (1) Geographic Location of Moliqing Contract Area

(2)

(2)	Coordinates of the Connected Points of the Boundary Lines of the Moliqing Contract Area

Connected Points	East Longitude	North Latitude
A	124°59'00"	43°21'20"
B	125°05'00"	43°21'20"
C	125°05'00"	43°16'45"
D	124°59'00"	43°16'45"

Annex II
Accounting Procedure
Contents

Article 1	General Provisions

Article 2	Definitions

Article 3	Cash Calls

Article 4	Accounting and Management of Material

Article 5	Expense Accounting

Article 6	Recovery of Costs

Article 7	Accounting Reports

Article 8	Audit

Article 9	Transfer Procedure of the Joint Account

Annex II
Accounting Procedure
Article 1
General Provisions
1.1	This Accounting Procedure is an integral part of the Contract.

The definitions set forth in Article I of the Contract are equally applicable to this Accounting Procedure. The definitions and provisions in this Accounting Procedure have the same force and effect as those in the Contract. If the provisions in this Accounting Procedure are in conflict with those in the Contract, the provisions in the Contract shall prevail.

1.2	Purpose:

The purpose of this Accounting Procedure is to establish equitable control methods for determining charges and credits applicable to the Petroleum Operations according to the relevant provisions of the Contract, including the guidelines for accounting settlements in respect of managing funds and materials, financing and Accounting Records, and for compiling accounting statements.

1.3	Accounting methods:

The double-entry method of accounting shall be used in this Accounting Procedure.

1.4	Working language:

Chinese or both Chinese and English shall be used as the working languages for the Accounting Records and analyses of financial conditions in respect of the Joint Account, at the Operator’s option.

1.5	Currency for accounting:

U.S. dollars shall be the unit of currency for accounting in the Joint Account and shall be the currency for the investments and reimbursements under the Contract. In case currencies other than U.S. dollars are used to carry out business activities, the relevant bank accounts and other current asset and current liability accounts shall be kept both in U.S. dollars and in the currencies used.

1.6	Currency translation:

For the purpose of accounting, currency translation entered into the Joint Account shall be made in accordance with following guidelines:

The rate of exchange to be used for the conversion into U.S. dollars of cash calls received in Renminbi shall be the arithmetic average of buying and selling rates of exchange applicable to any individual or commercial entity quoted by Bank of China at 11:00 a.m. on the date of receipt of such cash in the Operator’s bank account(s). If the relevant date is a nonbusiness day of the Bank of China, the rate quoted on the previous business day by the Bank of China shall apply.

All other transactions recorded in the Joint Account which are made in Renminbi shall be translated into and recorded in U.S. dollars at the rate of exchange as quoted above on the last business day of the previous month, while those transactions which are made in currencies other than Renminbi and U.S. dollars shall be recorded in U.S. dollars at the actual cost in U.S. dollars of effecting the transaction.

Neither CNPC nor the companies comprising the Contractor shall experience an exchange gain or loss, at the expense or benefit of the other Party.

The Operator shall make its best efforts to minimize any exchange loss.

All gains or losses from currency conversion or translate shall be recorded in the Joint Account.

1.7	Foreign exchange business:

Foreign exchange business related to the Petroleum Operations shall be made in accordance with “Regulations for Exchange Control of the People’s Republic of China” and “Rules for the Implementation of Exchange Control Regulation Relating to Enterprises with Overseas Chinese Capital, Enterprises with Foreign Capital, and Chinese and Foreign Joint Ventures.”

1.8	Accounting Records and statements:
1.8.1	All Accounting Records related to the Petroleum Operations shall be established and maintained by the Operator within the territory of the People’s Republic of China.

1.8.2	All vouchers, accounts, books and statements shall be prepared in accordance with the Petroleum Operations Accounting System established by CNPC and the Contractor through consultation pursuant to the Accounting Regulations of the People’s Republic of China for Enterprises with Foreign Investment.

1.8.3	Annual accounting statements and important accounting books, including asset records, cash or bank journals, general and subsidiary ledgers, balance sheets, and annual gross oil production allocation statements shall maintained for the term of the Contract as per Article 4.7 of the Contract, or for any further period if required by the laws and regulations of the People’s Republic of China. Other accounting vouchers and books shall be kept for fifteen (15) years. Quarterly and monthly statements shall be maintained for five (5) years.

Upon the expiration of the custody period, a list shall be made of the accounting files to be disposed of. Disposal of the accounting files shall only be made after the approval of CNPC. The list of the accounting files disposed of shall be maintained with the annual accounting statements.

Article 2
Definitions
The terms used in this Accounting Procedure shall have the definitions ascribed to them as follows:

2.1	“Accounting Records” means all accounting books, source documents, original vouchers, approved documents, analytical data, work papers and accounting statements maintained for the Petroleum Operations.

2.2	“Accounting System” means the Petroleum Operations Accounting System prepared by CNPC and the Contractor through consultation pursuant to the Accounting Regulations of the People’s Republic of China for Enterprises with Foreign Investment, specifying the accounting titles to be used by the Operator and instructions for implementation, forms and contents of various accounting statements and their preparation methods, including a material classification section, a definition of Controllable Material, standards for itemizing assets and the provisions for fixed asset accounting.

2.3	“Material” means materials, tools, facilities, equipment and consumables procured, leased or otherwise acquired and held for the Petroleum Operations.

2.4	“Joint Account” means accounts established by the Operator for the implementation of the Contract to record all debts and credits related to the Petroleum Operations.

2.5	“Controllable Material” means the Material referred to in the Accounting System described in Article 2.2 of this Accounting Procedure.

2.6	“LIBOR” means the seven-day term London Inter-Bank Offered Rate for U.S. dollars for similar amounts to the sums in question, quoted by Midland Bank in London at 11:00 a.m. on the first business day of the relevant period.

2.7	“Investing Party” means any party that is contributing the funds for the Petroleum Operations in accordance with its participating interest determined pursuant to the relevant provisions of the Contract.

Article 3
Cash Calls
3.1	Except as otherwise provided in the Contract, the Contractor shall solely provide all the Pilot Test Costs and all the Development Costs according to the provisions of Articles 12.1.1 and 12.1.2 of the Contract. In accordance with each approved annual budget, the Operator shall issue monthly cash call notices to each company comprising the Contractor to provide the Operator with funds to cover the planned expenditures of the next month. Whether or not the cash call notices for the Pilot Test Costs are to be issued shall be at the option of the Operator.

3.2	Development Operations cash call and default
3.2.1	According to the needs of the Petroleum Operations, the Operator shall regularly issue monthly cash call notices within the amount of approved annual budget to request each company comprising the Contractor to respectively make advances as specified by the Operator. The Operator shall, before twenty (20) days prior to the commencement of each month, issue cash call notices for the Development Costs and each company comprising the Contractor shall provide its percentage share of funds according to the requirement and within the time limit specified in the cash call notice. However the payment due date specified in the cash call notices shall not be earlier than the first working day of the month for which cash is called. Each company comprising the Contractor shall transfer its percentage share of funds to the Operator’s bank account(s) established by the Operator particularly for the Petroleum Operations. Such bank account(s) will in all cases be interest bearing, account(s).
Any excessive advances made by each company comprising the Contractor for any month shall be adjusted in the next cash call.

In case that the Operator, owing to the needs of the Development Operations, has to incur expenditures which are unforeseen in the cash call for any month, written notices shall be issued to all the companies comprising the Contractor who shall finance their own shares for additional amount within ten (10) days following the receipt of the written notice.
3.2.2	Interest shall be paid by each company comprising the Contractor failing to pay its share of funds on the due date specified in the cash call at LIBOR on the delinquent date plus five percent (5%) on the delinquency of less than one (1) month and thereafter at the average LIBOR rate ruling throughout each subsequent month plus five percent (5%), such interest being compounded on a monthly basis throughout the period of the delinquency. The non-defaulting party or parties shall make up the delinquent portion on behalf of the defaulting party or parties. When the defaulting party or parties pay cash to meet both the delinquent portion and accrued interest thereon, the Operator shall reimburse the non-defaulting party or parties who made up the delinquent portion.

All amount advanced by the non-defaulting party or parties plus accrued interest not reimbursed by the defaulting party shall constitute a debt due from the defaulting party or parties to the non-defaulting party or parties who shall be entitled to all remedies at law and equity. Any non-defaulting party shall on behalf of the non-defaulting party or parties be entitled to take and sell the defaulting party’s or parties’ share of the Annual Gross Production of Crude Oil and apply the proceeds of the sale of such Crude Oil against all sums due and payable by the defaulting party or parties including accrued interest. Any excess funds remaining from such proceeds after deduction of all amounts due, including interest and the costs, charges and expenses incurred by non-defaulting party, in connection with such sale, shall be paid over to the defaulting party. Any deficiency remaining due after deducting the proceeds of any such sale shall remain an obligation of the defaulting party or parties and may be collected as any other debt.
3.3	Each monthly cash call notice shall clearly indicate the following information:
3.3.1	Annual Development Costs to be shared by each company comprising the Contractor as shown in the approved annual budget.

3.3.2	Amount of funds advanced by each company comprising the Contractor at the end of the month prior to the month in which the cash call notice is prepared and the actual expenditures and the actual balance (i.e. funds unused) recorded in the Joint Account, accompanied by the bank statements related to the Joint Account for the previous month.

3.3.3	Amount of funds to be called from each company comprising the Contractor in the month for which the funds will be used and the estimated amounts of funds to be called in the following two (2) months.

3.3.4	The date when funds are to be provided, the amount of funds, currency, account number, name of the account, the recipient bank and its address.
3.4	On the Date of the entire completion of the Development Operations set forth in the Overall Development Program, any development investment for the Oil Field advanced by the company comprising the Contractor which has not been expended or will not be expended shall be returned to each of the companies in proportion to its share.

3.5	The cash for the Production Operations undertaken by the Parties jointly and approved by JMC shall be provided by all the Investing Parties to the Contract according to Article 12.1.3 of the Contract, but the Contractor

shall, in accordance with Article 12.1.3 of the Contract, pay for CNPC the Operating Costs which shall be payable by CNPC. Based on the needs of the Production Operations, the Operator may make timely adjustment of the amount of cash to be provided by all the Investing Parties to the Contract. The Operator shall issue quarterly cash call notices to call for cash for the Production Operations. In proportion to its share, each Investing Party shall respectively provide advances on a monthly basis in accordance with the requirement and within the time limit specified in the cash call notice of the current month.

In case that the Operator, owing to the needs of the Production Operations, has to incur expenditures which are unforeseen in the cash call for any month, written notices with explanations shall be issued to an the Investing Parties who shall finance their own shares for additional amount within ten (10) days following the receipt of such written notice.

3.6	According to the requirement of the Petroleum Operations, the Operator shall indicate in any cash call notice the U.S. dollar equivalent of the total cash called. The Operator shall also specify the amounts of Renminbi and U.S. dollars required as estimated to make payment.

3.7	Provisions for recording the sources of funds;
3.7.1	Funds for Pilot Test Costs, Development Costs and Operating Costs, when received, pursuant to each cash call shall be credited against the relevant accounts of the Investing Parties in the Joint Account.

3.7.2	In case either Party to the Contract decides to develop excess Associated Natural Gas for its sole account pursuant to Article 18.1.2.3 of the Contract, or undertakes any other operation for its sole account, the funds required shall be financed and accounted for separately.

3.7.3	The Contractor shall, within twenty (20) days after the date of submission to CNPC of a written notice expressing its decision to participate in the utilization of the excess Associated Natural Gas of an Oil Field undertaken solely by CNPC, pay CNPC in cash the amounts stipulated in Article 18.1.2.3 of the Contract.

3.7.4	In accordance with Article 6.5 of the Contract, at the expiration of the pilot test period, if the pilot test work commitment actually fulfilled by the Contractor is less than the minimum pilot test work commitment set forth, regardless of whether the expected minimum pilot test expenditures are fulfilled or not fulfilled, whether the Contractor opts to enter into the development under Article 6.3 (I) of the Contract or to terminate the Contract under Article 6.3 (II) of the Contract the Contractor shall, within thirty (30) days from the date of the expiration of the pilot test period pay CNPC in U.S. dollars the unfulfilled balance of the minimum pilot test work commitment stipulated in the pilot test period, converted into cash. The detailed method by which the unfulfilled balance of the minimum pilot test work commitment is converted into U.S. dollars is that the actual average unit cost of the last portion of the work under the Contract or of the last well drilled, excluding the abnormal drilling costs such as those of the fishing, severe loss of mud circulation, etc. is multiplied by the unfulfilled amount of the minimum pilot test work commitment. The formula for such calculation is as follows:

I = Ac x Pu

in which:
I =	converted cash amount of the unfulfilled balance of the minimum pilot test work commitment;

Ac =	actual average unit cost of the last portion of work or of the last well drilled (if there is no average unit cost, the estimated unit costs or expenses in the pilot test program shall be applied for calculating); and

Pu =	the unfulfilled amount of the minimum Pilot Test work commitment (The unfulfilled amount of the work is the difference between the work specified in Article 6.2.1 of the Contract and actual work).

Article 4
Accounting and Management of Material
4.1	Procurement of Material:

The procurement of Material shall be implemented in accordance with the procedure specified in Articles 15.1 and 7.6 of the Contract. In order to prevent overstocking of Material, the Operator shall use all reasonable best efforts to ensure that the procurement of Material shall be made in accordance with the Material procurement plans and that the quality of Material conforms to specifications and prices are fair and reasonable. The Operator does not warrant the Materials furnished beyond, or back of, the supplier’s or manufacturer’s guarantee.

4.2	Costs of procuring Material:

The costs of Material purchased shall be the invoice prices less discounts plus related transportation and other expenses, including expenses for freight to the destination, insurance premiums commensurate with the Material covered, fees of forwarding agents, duties, fees, handling expenses from shipside to and within any water or land terminal warehouse or yard, and any other reasonable expenses actually paid and expenses of inland transportation.

4.3	The provisions and procedures of Article 15.1 and Article 7.6 of the Contract and the following provisions shall be applied for pricing Material furnished from the stocks of the Parties and/or their Affiliates for use in the Petroleum Operations;
(1)	New Material:
New Material shall be priced on the basis of current market value plus expenses in moving such Material directly to the job-site where Material is used.
(2)	Used Material:
(A)	Material which is in sound and serviceable condition and is suitable for reuse without reconditioning shall be priced by the Parties, and the ceiling price shall not exceed seventy five percent (75%) of the current market value of new Material;

(B)	Material which, after being reconditioned, will be further serviceable for its original function shall be priced by the Parties, and the ceiling price shall not exceed fifty percent (50%) of the current value of new Material;

(C)	Used Material which cannot be classified as (A) or (B) above shall be priced by the Parties through discussions at a value commensurate with its use;

(D)	If the Operator wishes to use a method other than the above for pricing used Material, such other method shall be agreed upon in advance by the Parties through consultations.
4.4	Price determination and leasing expense calculation method for properties purchased or leased from other contract areas:

The Operator may lease equipment and facilities and purchase Material and fuel from other contract areas within the People’s Republic of China. The Operator shall charge the leasing expenses or purchase price as agreed upon by the Operator and its suppliers. Such leasing expenses or purchase prices shall not exceed those currently prevailing in similar contract areas.

4.5	For certain Material which is in short supply in the world markets and difficult to procure at published market prices and the lack of which will hinder normal operations, the Operator may, after the approval of JMC, purchase such Material urgently needed by the Petroleum Operations and charge actual purchase costs to the Joint Account.

4.6	Disposal of Equipment and Material:

The Operator shall not dispose of or sell Material with book value exceeding Ten Thousand U.S. dollars (U.S. $10,000) without the prior consent of the Parties. The Operator shall use all reasonable endeavor to minimize losses in the disposal of or sales of such Material.

Sales of properties to Third Parties or Affiliates shall be recorded in accordance with actual sales income. No guaranty or warranty for Material sold or disposed of under this Article shall be given by the Operator to any purchaser.

4.7	Accounting for Material:

The costs of Material which is procured by the Operator and is directly used at the job-site shall be charged to the respective accounts of Pilot Test Costs, Development Costs or Operating Costs at actual purchase prices (as defined in Article 4.2 herein) and on the basis of the use of Material. Should such Material subsequently be used for other purposes, the relevant charges shall be transferred from the original cost accounts to the appropriate cost accounts.

Material for general use which is first stored in warehouses shall be subject to inventory control procedures. The quantities, unit prices and total value shall be recorded for Material in inventory using perpetual inventory methods. Material in stock shall be priced at purchase costs and the Operator, upon the commencement of or during the Contract period, has the freedom to choose one of the following pricing methods such as FIFO, weighted average method and moving average method, etc. for Material to be transferred out of the stock. Accounts for inventory Material shall be regarded as Pilot Test Costs, Development Costs or Operating Costs.

At the request of any Party of the Contract, the Operator shall furnish to such Party a detailed statement of Controllable Material.

The Operator shall conduct physical inventory of Material in warehouses prior to the annual final accounts or whenever depending upon the actual situation. The Operator shall give a written notice to JMC sixty (60) days before the date of proposed physical inventory in order to allow time for participation by each Party of the Contract and failure to participate by any Party of the Contract, the physical inventory shall be regarded as approval of the physical inventory conducted by the Operator.

If any gain or loss is found as a result of the physical inventory, the Operator shall compile a detailed statement of the gain or loss and attach to it an explanation for the gain or loss, which shall be submitted to JMC for examination and approval.

4.8	In accordance with Article 17.1 of the Contract, the Operator shall exercise strict control over the fixed assets of the Petroleum Operations and set up accounts and record cards, and shall conduct physical inventory of the fixed assets at the year-end or whenever depending upon the actual situation to make sure that the book records, card records and physical fixed assets are in conformity. In case that any damage or loss arises to the fixed assets, the Operator shall determine the reasons and submit them to JMC for examination and approval.

Article 5
Expense Accounting
5.1	Rules for accounting
5.1.1	According to the provisions of Articles 12.1.1, 12.1.2 and 12.1.3 of the Contract, all Pilot Test Costs, Development Costs and Operating Costs incurred shall be recorded in the Joint Account separately.

The Operator shall establish and maintain three separate accounts, namely:

5.1.1.1 Pilot Test Costs account;

5.1.1.2 Development Costs account;

5.1.1.3 Operating Costs account

in which all charges and costs as classified pursuant to Articles 5.2 and 5.3 of this Accounting Procedure shall be reflected.

5.1.2	If either CNPC or the Contractor makes the decision to develop excess Associated Natural Gas for its sole account in accordance with Article 18 of the Contract or to undertake any other operation for its own account, the relevant costs shall be accounted for separately.

5.1.3	All items related to the Petroleum Operations such as discounts, deductions, allowances, interest income, gains from various services, indemnities from insurance and other miscellaneous income by the Operator, shall be credited to the relevant expense accounts.

5.1.4	All direct services or research work (including personnel) provided by the superior organizations or Affiliates of CNPC or of the Contractor and by the Third Parties for the Petroleum Operations shall be subject to the advance work order procedures on the basis of the annual budget or of the approval by JMC and shall be charged to the Joint Account after verification of relevant invoices.

The work order procedure shall be established through consultations at JMC meetings by both Parties within three (3) months as of the Date of Commencement of the Implementation of the Contract. The rates charged for direct services or research work (including personnel cost) provided by the superior organization or Affiliates of CNPC or of the Contractor shall be competitive when compared with the rates of similar services furnished by the Third Parties. The Operator shall, in accordance with Article 15 of the Contract, give priority to use direct services or research work (including personnel) provided by CNPC.

5.2	Cost items:

The following items shall be chargeable to the Joint Account at Operator’s net cost.
5.2.1	Subcontractor charges:

The charges paid to Subcontractors in accordance with contracts signed between the Operator and Subcontractors.

5.2.2	Personnel expenses:

All personnel expenses as stipulated in Article 19.3 of the Contract.

5.2.3	Travel and living expenses:

Travel and living expenses paid according to Article 19 of the Contract to the personnel involved in the Petroleum Operations.

5.2.4	Material expenses:

Expenses paid in accordance with Article 4 of this Accounting Procedure to purchase Material for use in the Petroleum Operations.

5.2.5	Relocation and transportation expenses:

Relocation and transportation expenses for the personnel involved in the Petroleum Operations to be relocated into or out of the People’s Republic of China and transferred from job-sites to job-sites within the People’s Republic of China.

5.2.6	Maintenance, repair and leasing expenses:

Expenses for maintenance, repair or replacement of all properties plant and the equipment used in the Petroleum Operations and the leasing expenses paid for leased properties and equipment.

5.2.7	Insurance premiums:

Necessary net payment made for the insurance of the Petroleum Operations and related costs and expenses, including deductibles paid in the event of loss pursuant to Article 21.4 of the Contract.

5.2.8	Legal expenses:

In order to protect the interests of Parties, all costs or expenses paid for attorney’s fees, litigation or investigation, including expenses in securing evidences, mediation and settlements. The expenses for handling legal matters incurred for the interests of any Party to the Contract shall be borne solely by such Party.

5.2.9	Taxes:

All taxes paid according to the tax laws of the People’s Republic of China, except for the income taxes, Value Added Tax and royalty to be paid by the companies comprising the Contractor or CNPC and individual income tax to be paid by employees and other related costs.

5.2.10	Energy expenses:

All costs in respect of fuel, electricity, heat, water or other energy used and consumed for the Petroleum Operations.

5.2.11	Field office facility charges:

The costs and expenses of establishing, maintaining and operating any offices, camps or housing facilities necessary for the performance of job-site operations, including a share of the costs of any office used by staff directing such operations (calculated by apportioning office costs and expenses on the basis of space occupied by such staff).

5.2.12	Communication charges:

The costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities between the Contract Area and the base facilities.

5.2.13	Ecological and environmental protection charges:

The charges for any measures undertaken for the Petroleum Operations within the Contract Area as required by relevant statutory regulations formulated by the authorities concerned or pursuant to the programs agreed by the Parties.

5.2.14	Service charges:
5.2.14.1	Technical service charges:

The charges paid for services, such as rock specimen analysis, oil quality tests, geological evaluation, data processing, design and engineering, well site geology, drilling supervision,special research programs and other technical services.

5.2.14.2	General service charges:

Professional consultant charges incurred for the common interests of both Parties and charges for other services to obtain original data needed for Petroleum Operations from outside sources, except legal service.

5.2.14.3	CNPC’s assistance charges:
(A)	The charges for the assistance provided by CNPC for the Contractor to carry out the Petroleum Operations in accordance with Article 9 of the Contract.

(B)	For all assistance to be provided by the head office organization of CNPC to the Contractor in the course of the Production Operations before CNPC takes over the said Production Operations, CNPC shall charge an administrative fee of Two Hundred Thousand (200,000) U.S. dollars for each Calendar Year. The aforesaid administrative fee shall be paid respectively on June 1st and December 1st each Calendar Year, with One Hundred Thousand (100,000) U.S. dollars for each time.
5.2.15	Damages and losses to the assets:

All costs and expenses necessary for the repair, replacement or supplement of the assets resulting from damages or losses incurred by fire, flood, storm, theft or any other force majeure causes, excluding the losses specified in Article 8.4 of the Contract which shall be borne by the Operator alone.

5.2.16	Personnel training costs:

Costs incurred for personnel training pursuant to Article 16 of the Contract and Annex IV – Training of Chinese Personnel and Transfer of Technology.

5.2.17	Miscellaneous expenses:

Any reasonable miscellaneous expenses needed for the Petroleum Operations excluded in the above items of expenses, such as bank charges, books, stationery and conference expenses as well as other reasonable expenses.

5.2.18	Overhead:

Overhead refers to the indirect costs for the managerial and operational services provided by the Operator’s superior management organizations for the Petroleum Operations, including management, administration, accounting, treasury, inter company audit, tax, legal matters, procurement, employee relations, financing, the collection of economic data and costs for general consultation on such planning, design, research and operational activities, etc. to the extent that these are not chargeable under article 5.1.4 of this Accounting Procedure. The overhead for the Pilot Test Operations shall be calculated in accordance with the following tiers and based on the sum of the total actual costs from Article 5.2.1 through Article 5.2.17 and Article 5.2.19 of this Accounting Procedure, but not including CNPC’s assistance charges under Article 5.2.14.3 of this Accounting Procedure.

Direct Costs for Pilot Test	Percentage Rate
(U.S. $/Year)	(%)
First Tier: 0 to 5,000,000	5%

Second Tier: 5,000,001 to 15,000,000	3%

Third Tier: 15,000,001 to 25,000,000	2%

Fourth Tier: over 25,000,000	1%
The overhead rates for the Development Operations shall be agreed upon by the Parties through discussions at the time when the development budget is being prepared. However, direct costs for development shall not include investments on special items of construction which shall include, but not be limited to, gas processing facilities, terminal loading and other facilities of which the overhead rates shall be agreed upon through discussions between the Parties at the time when the development budget is being made.

When the first budget is prepared for the Calendar Year of commencement of commercial production from the Oil Field, the overhead rates for production period and its related calculation method as well as the utilization method shall be agreed upon through discussions between the Parties.

On the last working day of each month, the Operator shall make provision into the Joint Account for the overhead fees for the current month, calculated on the basis of cumulative actual expenditure for the Calendar Year to that date and payment shall be made from the Joint Account on the last working day of the following month. The final adjustment of the overhead shall be made at the end of the Calendar Year in respect to any difference between the actual payment by the Joint Account and the total overhead for that Calendar Year calculated on the annual cumulative actual investment expenditure at the end of such year. Any excess shall be refunded and deficiencies made good.

5.2.19	General and administrative expenses:

General and administrative expenses refer to the administrative expenses incurred for the offices established by the Operator within the Chinese territory and for JMC and its subordinate bodies for the performance of the Petroleum Operations not otherwise directly chargeable pursuant to Article 5.2 of the Accounting Procedure in accordance with the provisions of the Contract. Such expenses shall be classified according to minor accounts.

5.3	Except as otherwise provided in this Accounting Procedure, the allocation of common costs and expenses for each item of operations shall be provided by the Contractor if they are the Pilot Test Costs and Development Costs and shall be charged in proportion to the Operating Costs actually incurred in each month if they are the Operating Costs.

5.4	With respect to the expenditures or excess expenditures as mentioned in Article 10.2.4 (b) of the Contract which are determined by JMC to be unreasonable, JMC will form a joint team for further investigation to determine whether they shall be charged to the Joint Account or shall be borne by the Operator alone before the year-end final closing of accounts.

Article 6
Recovery of Costs
6.1	In accordance with the provisions of Article 12.2 of the Contract, the Operating Costs of the Oil Field shall be recovered from the production of the Oil Field. In accordance with the provisions of Article 12.3 of the Contract, the Pilot Test Costs and the Development Costs incurred by the Contractor and the Pre-development Costs incurred by CNPC shall be recovered from the production of the Oil Field.

6.2	At the date of completing each lifting of Crude Oil, the Operator shall make separate records into Joint Account for the appropriate reimbursement of the Operating Costs in accordance with Article 12.2 of the Contract. Written notices shall be sent by the Operator to CNPC and the Investing Parties at the same time.

6.3	In accordance with the provisions of Article 19.1 of the Contract, the Operator shall establish complete books for recording the volume and value of Crude Oil and/or Natural Gas, precisely reflecting the production and disposal of the Crude Oil and/or Natural Gas within the Contract Term.

6.4	Crude Oil production in each Calendar Year for the Oil Field within the production period shall be accounted according to the allocation proportions specified in Article 13 of the Contract and at the Crude Oil price determined pursuant to Article 14.3 of the Contract.

Article 7
Accounting Reports
7.1	The Operator shall provide relevant accounting reports and statements based on the Accounting System to CNPC and each company comprising the Contractor. Monthly reports shall be submitted within thirty (30) days after the end of each month, quarterly reports within forty-five (45) days after the end of each Calendar Quarter and annual reports within forty-five (45) days after the end of each Calendar Year. Monthly, quarterly and annual reports shall be submitted in accordance with requirements and formats specified in the Accounting System.

7.2	Any Investing Party to the Contract may require the Operator to allow its staff to have access to the Joint Account Accounting Records relating to the application of expenses in the stipulated custody period, upon giving thirty (30) days notice but such access shall not unduly hinder the Operator’s normal operations.

Article 8
Audit
8.1	Audits shall be carried out in accordance with Article 19.2 of the Contract.

8.2	The expenses of audits by any Party of the Contract shall be borne by such Party which conducts the audit.

Article 9
Transfer Procedure for the Joint Account
9.1	If, at the expiration of the pilot test period, the Contractor opts to enter into development period, or when the Oil Field within the Contract Area goes from development into production, or when the Contractor terminates the Contract, an inventory and check of all properties and accounts shall be conducted.

If the Contract Area has entered into the development period or the production period, the Operator (after taking an inventory of all properties taken by all Investing Parties) shall make a proposal to JMC for its approval listing the remaining equipment and Materials needed for the Petroleum Operations for the following period and which shall be carried forward to the next period in book values in the Joint Account. The Operator shall be responsible for the disposal of the equipment and materials not needed for the Petroleum Operations, the gains or losses derived from such disposal shall be allocated in accordance with the share of each Investing Party in proportion to the overall investment amount of all Investing Parties and be adjusted against the original accounts.

If the Contract terminates, the method of an inventory to all of the remaining equipment and Materials shall be the same as mentioned above, and the gains and losses derived from such disposal shall be adjusted against the accounts of the original Investing Party in accordance with the above mentioned methods.

9.2	In accordance with the provisions of Article 8.9 of the Contract, when CNPC becomes the Operator of the Oil Field within the Contract Area, the former Operator shall transfer to CNPC all the Accounting Records relating to the Joint Account.

9.3	Upon the termination of the Contract, the Operator shall transfer all the relevant vouchers, books and statements over to CNPC for custody.

9.4	In conducting the transfer of the accounting books and inventory and check of all the properties in accordance with the provisions of this Accounting Procedure, the implementation procedure for the transfer and verification, the accounting files to be transferred and accounting matters to be settled as well as other details shall be agreed upon through consultation in advance between the Operator and CNPC. The transfer procedure shall be completed within the time period agreed upon by the Parties.

Annex III
Personnel Costs
Contents

Article 1	General Provisions

Article 2	Employment of Chinese Personnel

Article 3	Salaries and Wages of Personnel

Article 4	Other Expenses

Article 5	Settlement of Personnel Costs

Annex III
Personnel Costs
Article I
General Provisions
1.1	This Annex is an integral part of the Contract. The definitions set forth in Article I of the Contract are applicable to this Annex. If the provisions in this Annex are in conflict with those in the Contract, the provisions of the Contract shall prevail.

1.2	The provisions in this Annex with respect to personnel costs shall only be applicable to the following personnel:
(1)	representatives of JMC appointed by CNPC referred to in Article 7.1.1 of the Contract;

(2)	personnel of CNPC in the subordinate bodies of JMC referred to in Article 7.4 of the Contract;

(3)	professional representatives assigned by CNPC to the Operator’s (Contractor’s) organizations referred to in Article 7.5 of the Contract; and

(4)	personnel furnished by CNPC to the Contractor for employment (not including personnel recruited by CNPC for the Contractor) referred to in Article 2 hereof
1.3	Personnel costs referred to in this Annex shall include salaries and wages of personnel specified in Article 3 hereof and other expenses specified in Article 4 hereof

1.4	There is a table attached to this Annex, i.e. Table of Salary and Wage Standards of Chinese Personnel.

Article 2
Employment of Chinese Personnel
2.1	The Contractor shall employ the Chinese Personnel in accordance with Article 15.2 of the Contract.
2.1.1	When employing the Chinese Personnel, the Contractor shall submit to CNPC a personnel employment plan, which shall specify specialties, number of personnel necessary to be employed, and such requirements as to technique, experience and education, etc. with respect to the personnel to be employed.

2.1.2	CNPC shall, within sixty (60) days from the date on which it receives the personnel employment plan submitted by the Contractor, notify the Contractor in a written form of the following:
(1)	names and specialities of employee candidates which will be furnished by CNPC, as well as their health conditions, working experience and education; and

(2)	specialities and number of employee candidates to be recruited by CNPC for the Contractor and provided by the Chinese organizations other than CNPC, as well as recruitment arrangements with respect thereto.
2.1.3	The employee candidates furnished and recruited by CNPC for the Contractor shall be employed by the Contractor only when they have passed tests conducted by the Contractor or become qualified after being trained by the Contractor. The Contractor shall notify CNPC in writing of the name list of the employee candidates whom it has decided to employ and whom it has decided not to employ promptly after the tests or training have been conducted. The Contractor shall explain the reason to CNPC with respect to the employee candidates whom it has decided not to employ. If the explanation given by the Contractors is reasonable, CNPC shall promptly furnish or recruit additional employee candidates.
2.2	The employment contract(s) shall be signed by the Parties for employment of personnel furnished by CNPC who have passed the tests conducted by the Contractor or become qualified after being trained by the Contractor. The said employment contract(s) shall include provisions with respect to employees, such as employment, dismissal, resignation, production and working assignments, salaries or wages and other expenses, awards and penalties, working time and vacations, labor insurance and welfare, labor protection and labor discipline, etc.. In addition, the Parties shall work out specific stipulations with regard to the term of the employment contract(s), conditions of termination and modification of employment contract(s), responsibilities in the case of violation of the contract, and rights and obligations of the Parties.

2.3	The Contractor shall notify CNPC in writing thirty (30) days before dismissing or replacing any personnel furnished by CNPC and employed by the Contractor.

Article 3
Salaries and Wages of Personnel
3.1	Salaries and wages of the personnel referred to in Article 1.2 hereof (hereinafter referred to as “CNPC Personnel”) shall be dealt with in accordance with the following provisions;
3.1.1	CNPC Personnel shall be divided into two parts, i.e. personnel of JMC and employees. Personnel of JMC shall fall into two categories and employees shall fall into four categories. The salaries and wages of the personnel in each category shall be classified as three levels. The levels of the personnel in each category shall be determined in accordance with the number of years of working experience they have. Those who have less than three (3) years of working experience shall be determined as Level One; those who have three (3) to ten (10) years of working experience shall be determined as Level Two; and those who have more than ten (10) years of working experience shall be determined as Level Three. The salary and wage standards with respect to Levels One, Two and Three of each category of personnel are specified in the Table of Salary and Wage Standards of Chinese Personnel.

3.1.2	The salary and wage standards specified in the Table of Salary and Wage Standards of Chinese Personnel, which are expressed in 1998 U.S. dollars, shall be increased annually in the same percentage as the average annual increase percentage in base salaries granted to Expatriate Employee.

3.1.3	The salary and wage standards of personnel at each level in each category specified in the Table of Salary and Wage Standards of Chinese Personnel divided by twenty-one point five (21.5) shall be the daily salary and wage standards of personnel at such level in such category.
3.2	Those CNPC Personnel who have worked for full eighteen (18) days shall be paid in accordance with the monthly salary and wage standards; those CNPC personnel who have worked for less than full eighteen (18) days shall be paid in accordance with the daily salary and wage standards.

3.3	CNPC’s chief representative of JMC shall always be paid in accordance with the salary and wage standards with respect to representatives of JMC. Other CNPC’s representatives of JMC shall be paid, for the period in which he or she attends JMC meetings, in accordance with the salary and wage standards with respect to representatives of JMC. If any professional representative (including the secretary) of CNPC or any CNPC expert working in expert group(s) is concurrently a representative of JMC (other than CNPC’s chief representative of JMC), then he or she shall be paid, for the period in which he or she attends JMC meetings, in accordance with the salary and wage standards with respect to representatives of JMC, and for the rest of the period in accordance with the salary and wage standards with respect to his or her actual post, i.e. the professional representatives (including the secretary) shall be paid in accordance with the salary and wage standards with respect to the professional representatives, and CNPC experts working in expert group(s) shall be paid in accordance with salary and wage standards with respect to the employees specified in the Table of Salary and Wage Standards of Chinese Personnel.

3.4	The initial determination and any subsequent modification with respect to any post and level of representatives of JMC appointed by CNPC, secretaries, experts and professional representatives of CNPC shall be made by CNPC in accordance with the number of years of working experience and capabilities they have.

The levels of the personnel furnished by CNPC and employed by the Contractor shall be determined in accordance with Article 3.1.1 herein, the posts of such personnel shall be determined by the Contractor on the basis of assessment, and the subsequent promotion and demotion with respect to the posts or levels of such personnel shall be determined by the Contractor. The aforesaid personnel shall be paid in accordance with the salary and wage standards corresponding to their new posts from the month following the month in which their posts or levels are promoted or demoted.

3.5	The working time of the secretary, professional representatives and experts assigned by CNPC to the subordinate bodies of JMC shall be determined in accordance with the working system of JMC. However, the professional representatives of CNPC shall work for no more than five (5) days per week and eight (8) hours per day.

Article 4
Other Expenses
4.1	CNPC Personnel shall be paid, in addition to the salaries and wages as stipulated in Article 3 hereof, the following expenses.
4.1.1	Expenses for working meals and transportation are as follows:

Four Hundred and Thirty (430) U.S. dollars each month for each CNPC Personnel, of which:
(1)	Ten (10) U.S. dollars per day for each CNPC Personnel for working meals, Two Hundred and Fifteen (215) U.S. dollars for each month;

(2)	Ten (10) U.S. dollars per day for each CNPC Personnel for transportation, Two Hundred and Fifteen (215) U.S. dollars for each month.
Those CNPC Personnel who have worked for eighteen (18) days in a month shall be paid in accordance with the monthly expenses for working meals and transportation; those CNPC Personnel who have worked for less than eighteen (18) days in a month shall be paid in accordance with the daily expenses for working meals and transportation.

4.1.2	Allowance

Any CNPC Personnel, who work on operating sites or on supporting base in desert, Gobi and offshore areas for performance of the Contract, shall obtain an allowance from thirty percent (30%) to fifty percent (50%) of the daily salary or wage standards as stipulated in Article 3.1.3 hereof

4.1.3	Expenses for visiting family:
4.1.3.1	Any CNPC Personnel whose cumulative working time in a Calendar Year reaches six (6) calendar months or more may enjoy a thirty (30) calendar day home leave with pay.

4.1.3.2	Standards of home leave expenses for CNPC Personnel:

Three Hundred and Fifty (350) U.S. dollars for each CNPC Personnel each time.

The home leave frequency and the standards of expenses for any CNPC Personnel who work in remote area, desert, Gobi or offshore areas for the purpose of performance of the Contract shall be decided through consultation between the Parties in view of the actual conditions.
4.1.4	Premiums for accidental personal injury and death insurance and the expenses incurred in dealing with injuries or death of CNPC Personnel, which shall include:
(A)	premiums for accidental personal injury and death insurance calculated in accordance with insured amount and insurance premium rate with respect to CNPC Personnel in each category; and

(B)	expenses actually incurred in dealing with injuries or death in the event that accidental injuries to or death of CNPC Personnel occur.
4.1.5	Expenses for CNPC Personnel on business trips.

4.1.6	Lodging expenses for CNPC Personnel working in the Petroleum Operation area or the area where the JMC will locate for the purpose of performance of the Petroleum Operations if they are not local residents there.
4.2	In the event that commodity prices or transportation fees increase, the standards of expenses referred to in Articles 4.1.1, 4.1.2 and 4.1.3.2 herein shall be adjusted accordingly through consultation by the Parties.

Article 5
Settlement of Personnel Costs
5.1	Salaries and wages of personnel stipulated in Article 3 hereof and the expenses stipulated in Articles 4.1.1, 4.1.2 and 4.1.3 hereof shall all be settled by the Operator with CNPC. If the Operator has provided CNPC Personnel with working meals and transportation, no expenses specified in Article 4.1.1 hereof shall be paid to CNPC.

5.2	The expenses referred to in Articles 4.1.4, 4.1.5 and 4.16 hereof shall be provided by the Operator or reimbursed based on receipts, bills or vouchers.
Table of Salary and Wage of Chinese Personnel

			Monthly Salary & Standards Wages
			(U.S. $)
	Ordinal		Level	Level	Level
Category	No.	Personnel	One	Two	Three
JMC	1	Representative of JMC Appointed by CNPC	1,800	2,640	3,600

JMC	2	Professional Representative (including Secretary)	1,440	2,040	2,640

Employee	1	Senior Technical Personnel	1,440	2,040	2,640

Employee	2	Middle Level Technical Personnel	1,200	1,500	1,800

Employee	3	Ordinary Technical and Administration Personnel	900	1,000	1,200

Employee	4	Worker	650	750	950

Annex IV
Training of Chinese Personnel
and Transfer of Technology
Contents

Article 1	Use of Appropriate and Advanced Technology

Article 2	Objectives and Requirements of Training and Transfer of Technology

Article 3	Program of Training and Transfer of Technology

Article 4	Scope of Training and Transfer of Technology

Article 5	Type of Training and Transfer of Technology

Article 6	Scientific and Technical Cooperation and Exchange

Article 7	Miscellaneous

Annex IV
Training of Chinese Personnel
and Transfer of Technology
Article I
Use of Appropriate and Advanced Technology
Subject to the Contract, the Contractor agrees, in the implementation of Petroleum Operations, to apply its appropriate and advanced technology and managerial experience including proprietary technology e.g. patented technology, know-how or other confidential technology, etc. and according to the requirement of the progress of Petroleum Operations, the Parties shall have scientific and technical cooperation and academic exchange of views. The Contractor shall, at the request of JMC, according to the requirements of the Pilot Test Operations, Development Operations and Production Operations, propose in advance the aforesaid specific items and submit them to JMC for discussion and review.

Article 2
Objectives and Requirements of
Training and Transfer of Technology
In accordance with Article 16 of the Contract, the Contractor shall train the Chinese Personnel, transfer its technology and managerial experience to CNPC and its Affiliates so as to enable the Chinese Personnel to learn the use of the appropriate and advanced technology and managerial experience including proprietary technology, e.g. patented technology, etc. and to master the knowledge and skill in the course of Petroleum Operations according to an agreed program, and to obtain all the information and/or data needed for the performance of the Petroleum Operations, to develop a competent, matured and well-trained Chinese Petroleum team. In the course of such training and transfer of technology, any proprietary technology and/or information including systematized technical data, information, software, specifications, manuals, operating procedure, etc., of the Contractor or its Affiliates, which are required in the Petroleum Operations hereunder, and which involve royalty, may be used by CNPC and its Affiliates without royalty. However, CNPC shall not disclose any proprietary technology and/or information to any Third Party without the written consent of the Contractor.

Article 3
Program of Training and
Transfer of Technology
3.1	Respectively before the commencement of the Pilot Test Operations, Development Operations and Productions Operations, the Contractor shall, in advance, consult with the representatives of CNPC in JMC and prepare a draft program of personnel training and transfer of technology and managerial experience respectively for the aforesaid three periods and submit them to JMC for discussion and approval. After approval by JMC, the Contractor shall put them into practice.

3.2	In accordance with the aforesaid program approved by JMC and actual requirement of the Petroleum Operations, the Contractor shall work out a plan for each year respectively during pilot test, development and production periods. After such plan is approved by JMC, in accordance with the provisions of Article 7.3 and Article 10 of the Contract, it shall become an integral part of the Contractor’s annual Work Program and the Contractor shall be responsible for its implementation, including trainee study inspection, test and certification.

3.3	The Program and plan submitted by the Contractor for the training of the Chinese Personnel and transfer of technology shall include at least the fields of specialization, specialized technology, scope of personnel, specific job categories, type, method, the number of personnel, timing, location, budget and objective to be reached, as well as the method of inspection of the trainee’s progress, examination, and certification of course completion.

Article 4
Scope of Training and
Transfer of Technology
4.1	Subject to the Contract, the Parties agree that the Contractor shall, according to the requirements of the Petroleum Operations under the Contract, train the Chinese Personnel and transfer its technology and managerial experience to CNPC, including, but not limited to, the following fields of specialization:
(A)	Petroleum geology, geochemistry, geophysical data collection, conventional and special processing and interpretation, well logging data, conventional and special processing and interpretation, well testing and the evaluation of oil and gas resources;

(B)	Development geology, digital simulation and physical modeling of Oil Field development, development seismic data collection, conventional and special processing and interpretation, reservoir and development engineering, feasibility study and evaluation of Oil Field development, formulation of the Overall Development Program, the evaluation of early production or appraisal trial production;

(C)	Environmental conditions for construction, engineering project management, engineering planning, design, construction and installation, pipeline laying technique, oil and gas gathering and processing, transportation of Crude Oil;

(D)	Oil and/or gas recovery technology including production automation, remote sensing and control, and technology of secondary and tertiary recovery;

(E)	Directional drilling procedures, optimum drilling, formation pore pressure estimation and blowout control;

(F)	Economic evaluation, finance and control, procurement, sales, development of personnel ability and contract administration;

(G)	Laws, safety, fire fighting and lifesaving, environmental protection, communications and other fields of specialization related to the Contract.
4.2	The Parties agree that during the pilot test period the Contractor shall, in accordance with the fields of specialization specified in Article 4.1 herein, transfer systematically and in complete sets to CNPC the Contractor’s technology and managerial experience.

During the development period and production period, the specialized technology and managerial experience transferred to CNPC from the Contractor shall be proposed by the Contractor prior to the approval of the Overall Development Program of the Oil Field and the commencement of commercial production therefrom respectively, and be included in the phasic plan after a decision is made thereupon by the Parties through consultation.

4.3	Subject to the Contract, the Parties agree that the Contractor shall train Chinese Personnel, transfer technology and teach managerial knowledge to CNPC including, but not limited to, the following personnel areas:
4.3.1	The Contractor shall transfer its technology to the Chinese Personnel who have been assigned to work in subordinate bodies of JMC and teach them managerial experience.

4.3.2	The Contractor shall train the Chinese Personnel who have been assigned to the Contractor including the Chinese personnel who have been employed by the Contractor for the performance of the Contract and transfer technology to them in order to improve their technical and/or managerial capabilities.

4.3.3	The Contractor shall in advance train the Chinese Personnel who will be employed by the Contractor for development and production of the Oil Field.

4.3.4	The Contractor shall train the Chinese Personnel who work in the departments of CNPC which are directly related to, or provide directly various services for the performance of the Contract, and transfer technology to them.
4.4	Within the fields of specialization specified in Articles 4.1 and 4.2 herein, as required for the performance of the Petroleum Operations under the Contract, the Chinese Personnel referred to in Article 4.3 may include, but shall not be limited to, the following specific job categories:
(A)	Geologists, geophysicists, geochemists, petroleum engineers, paleontologists, seismic data collection and conventional and special processing and interpretation engineers, well logging data conventional and special processing and interpretation engineers;

(B)	Development geologists, reservoir and development engineers, experts for digital simulation and physical modeling of the Oil Field development, engineers for development seismic data collection, conventional and special processing and interpretation engineers, formulation of Overall Development Program engineers;

(C)	Experts for engineering geology, engineering construction managers and supervisors, engineering design, construction and installation engineers, pipeline laying engineers, oil and/or gas gathering and processing engineers;

(D)	Production engineers, automation engineers, remote sensing and control engineers, secondary and tertiary recovery, production and maintenance personnel and supervisors;

(E)	Drilling engineers, mud engineers, drilling managers and supervisors;

(F)	Petroleum economists, accountants, auditors, finance managers, planning managers, procurement managers, oil and gas sales managers;

(G)	Computer hardware engineers, computer software engineers, laboratory engineers and operators, communication engineers, safety engineers, pollution prevention engineers, experts working in business transactions, material and warehouse engineers;
All the training or employment candidates for the aforesaid job categories shall be selected in accordance with the requirements of various periods of the Petroleum Operations under the Contract. The Contractor shall propose the criteria for the selection, and CNPC shall, pursuant to such criteria, provide a list of candidates. If such candidates are not able to meet the requirements of the Contractor, CNPC shall provide additional candidates. The Parties shall discuss and decide who will finally be selected.

Article 5
Type of Training and
Transfer of Technology
5.1	The Contractor agrees to train Chinese Personnel in various and efficient ways and to transfer its technology and managerial experience to CNPC to the extent reasonably possible pursuant to a program agreed by JMC, including but not limited to the following:
5.1.1	With the consent of JMC, the Contractor shall provide necessary training equipment and training materials so as to give the Chinese Personnel the technology, management and language training, and all the expenditures thereunder shall be within the spending limitation for training of Chinese Personnel. When necessary, the Contractor shall send its experts to the People’s Republic of China to give special training, courses.

5.1.2	The Contractor shall send the Chinese Personnel to study in training centers, training schools and institutes inside or outside the People’s Republic of China, as well as in some special scientific research institutes, computer centers, and engineering design companies. Some of them shall have the opportunity to be able to obtain certain technical qualifications or academic degrees.

5.1.3	The training and the transfer of technology and managerial experience shall be realized through working together with Contractor’s experts in offices and on operating sites of the Contractor inside or outside the People’s Republic of China.

5.1.4	The Contractor shall endeavor to persuade the Subcontractors to train the Chinese Personnel and transfer technology to them.

5.1.5	With respect to any specialized technology and managerial experience to be transferred by the Contractor to CNPC, the Parties shall organize special personnel to be responsible for its execution and realization in accordance with the schedule.

Article 6
Scientific and Technical Cooperation and Exchange
6.1	The Parties agree, in accordance with the requirements of Petroleum Operations under the Contract, to have scientific and technical cooperation and academic exchange of views, within the fields of specialization specified in Article 4.1 of this Annex. The Parties shall discuss and propose a plan, items, personnel and type of scientific and technical cooperation and academic exchange of views for each year in a phased manner, and submit them to JMC for discussion and approval. After approval by JMC, the Contractor shall incorporate them in the phased plans and put them into practice.

6.2	The personnel participating in the scientific and technical cooperation and academic exchange of views shall be experts, engineers and technicians from scientific research and designing departments related to the Contract. The Parties shall provide them with necessary facilities and assistance for scientific researches, as required to carry out any plan approved by the JMC for scientific and technical cooperation.

6.3	The Contractor shall furnish CNPC world-wide information concerning Petroleum science and technology, economics, legal and managerial topics. According to the requirement of Petroleum Operations, scientific and technical seminars shall be jointly held by the Parties through consultation. The Contractor shall invite the Chinese Personnel to attend relevant scientific and technical seminars organized solely by the Contractor or jointly with others and shall assist the Chinese Personnel to get permits to attend international conferences relating to Petroleum technology, economics and legal topics and to participate in other relevant activities.

Article 7
Miscellaneous
7.1	All obligations imposed upon Contractor under the provisions of this Annex IV shall be limited to those required for the conduct of Petroleum Operations under the Contract, unless otherwise agreed by the Parties.

7.2	This Annex is an integral part of the Contract. The definitions set forth in Article 1 of the Contract are applicable to this Annex.

Annex V
Data Control

Contents

Article 1	General Provisions

Article 2	Ownership of the Data

Article 3	Control and Use of the Data

Article 4	Scope of the Data Provided for CNPC

Annex V
Data Control
Article 1
General Provision
This Annex V is an integral part of the Contract. The definitions set forth in Article 1 of the Contract are equally applicable to this Annex. If the provisions in this Annex are in conflict with those in the Contract, the provisions in the Contract shall prevail.

Article 2
Ownership of the Data
2.1	The ownership of all of the data, records, vouchers and other original data obtained and/or acquired by the Contractor in the implementation of the Contract shall vest in CNPC.

2.2	The ownership and right of use of cores, rock samples, oil samples and other samples obtained and/or acquired by the Contractor from the Contract Area shall vest in CNPC.

2.3	Within the validity period of the Contract, after the termination of the Contract and after the Contractor assigns its rights and obligations, no data, information and samples mentioned in Articles 2.1 and 2. 2 hereof shall be disclosed in any way to a Third Party except as stipulated in Articles 3.4 and 3.5 hereof or be transferred, donated, exchanged, sold, or published in any form without the permission in writing of CNPC.

Article 3
Control and Use of the Data
3.1	During the implementation of the Petroleum Operations, the Contractor shall be responsible to keep in good order, all the data, information and samples stipulated in Articles 2.1 and 2.2 hereof within the territory of the People’s Republic of China and shall furnish CNPC in a timely manner with such data, information and samples for use and turn them over to CNPC in a step-by-step or phase-by-phase manner.

3.2	The Contractor shall have the right to use or duplicate the data and information mentioned in Article 2.1 hereof and use samples referred to in Article 2.2 hereof within and outside China and the results of research, interpretation, analysis and chemical examination shall be submitted or reported to CNPC in a timely manner. The Contractor shall not use the above-mentioned data, information and samples for purposes other than those related to the implementation of the Contract.

3.3	Any shipment abroad for use of the original data and information (such as original magnetic tapes, original recordings, etc.) referred to in Article 2.1 hereof and of the samples referred to in Article 2.2 hereof shall be subject to the consent in writing of CNPC. Unless otherwise agreed by CNPC, the size of any piece of core or amount of any batch of rock cuttings and samples to be shipped abroad shall not be greater than one half (1/2) of the total size or amount of the original piece or batch. The original data and information shipped abroad shall, upon completion of the use or duplication thereof, be shipped in a timely manner back to and be kept in China.

3.4	If, for the purpose of implementation of the Contract, the Contractor need to provide the data and information for such Third Parties as banks or other credit institutions, Subcontractors and potential assignees to which the rights and interests under the Contract are assigned, the type and scope of the data and information to be provided shall be subject to review by CNPC and the Contractor shall obtain from such Third Parties a written undertaking that they shall have the obligation to keep the provided data and information confidential.

3.5	The Contractor may provide such data and information as maybe requested by their parent corporations or Affiliates relating to the implementation of the Contract or by securities and exchange organizations or the governments of the Contractor’s home countries, subject to the prior reporting thereof to CNPC. The Contractor shall inform the aforesaid parent corporations or Affiliates which receive the data and information that they shall be obligated to keep such data and information confidential and shall request the security and exchange organizations or the governments of their home countries to keep such data and information confidential subject to international practice.

3.6	Release of the data and information to the press shall be subject to the consultation and agreement between the Parties.

Article 4
Scope of the Data Provided for CNPC
In carrying out the Petroleum Operations, the Contractor shall provide CNPC with data and information, including, but not limited to the following:
4.1	Overall programs and plans of operations and information and documents of designs of an individual project:
4.1.1	Pilot test program of the Contract Area;

4.1.2	Annual operational plans for pilot test;

4.1.3	Pilot test program;

4.1.4	Designs for sidetrack, well repair, well recompletion and single well injectivity test and designs for single well new technique test and well groups displacement tests for the purpose of pilot test;

4.1.5	Early development programs, overall development programs and adjusted development programs of Oil Fields;

4.1.6	Plans for production and production testing of wells and Oil Fields;

4.1.7	The content and general schedules of engineering project;

4.1.8	Basic designs of engineering projects (e.g. oil, gas and water treatment facilities, modules and pipelines);

4.1.9	Annual and monthly operational progress charts for engineering projects;

4.1.10	Procurement plans and schedules for engineering projects;

4.1.11	Test-run and commissioning schedules for engineering projects.
4.2	Information and documents on the progress of all operations:
4.2.1	Daily, monthly and annual reports on well drilling and production testing;

4.2.2	Daily, monthly and annual reports on production testing and production of wells and Oil Fields;

4.2.3	Monthly and annual reports on operational progress of engineering projects;

4.2.4	Other operational progress reports;

4.2.5	Operational rules and unpatented technical manuals of Petroleum Operations.
4.3	Original data and information of Petroleum Operations:
4.3.1	Original magnetic tapes, original records, data, seismic sections, drawings and other relevant data and information of geophysical surveys;

4.3.2	Original records, data, drawings and other relevant data and information of geochemical survey;

4.3.3	Original records, data, drawings, samples and other relevant information of well drilling, mud, well logging, cementing, well completion, production testing and workover operations;

4.3.4	Original records, data, drawings and other relevant information of production testing, production, injection and stimulation of wells and Oil Fields;

4.3.5	Original records, data and automatic recording cards of Crude Oil and Natural Gas metering;

4.3.6	Original data and recording cards of Crude Oil and Natural Gas transportation, storage and marketing;

4.3.7	All the samples (including cores, cuttings, oil, gas and water samples and mud samples) and results of analysis and chemical examination thereon;

4.3.8	Data on physical properties of pay zones;

4.3.9	Data on environment, hydrology and meteorology.
4.4	Basic information of engineering projects:
4.4.1	Instructions on design calculations and detailed design drawings of engineering projects;

4.4.2	Technical specifications and standards of design, manufacture and installation, safety rules, environmental protection rules and operational rules;

4.4.3	Construction records of individual projects and order slips on design and construction alterations;

4.4.4	Project commissioning drawings and manuals and original records or reports on project acceptance.